  As filed with the Securities and Exchange Commission on September 13, 1999

                                                Registration No. 333-81547
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------

                             AMENDMENT NO. 1

                                    TO

                                 Form S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                --------------
                          DIGITAL INSIGHT CORPORATION
            (Exact name of Registrant as specified in its charter)

            Delaware                           7375                        77-0493142
(State or other jurisdiction of    (Primary Standard Industrial         (I.R.S. Employer
 incorporation or organization)    Classification Code Number)       Identification Number)

                               26025 Mureau Road
                              Calabasas, CA 91302
                                (818) 871-0000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                  John Dorman
         Chairman of the Board, Chief Executive Officer and President
                          Digital Insight Corporation
                               26025 Mureau Road
                              Calabasas, CA 91302
                                (818) 871-0000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------
                                  Copies to:

              Steven E. Bochner                                Brooks Stough
              Jeffrey A. Herbst                               Jay K. Hachigian
               Susan P. Krause                                 John F. Dietz
              Joseph A. Pierce                            Gunderson Dettmer Stough
      Wilson Sonsini Goodrich & Rosati              Villeneuve Franklin & Hachigian, LLP
          Professional Corporation                         155 Constitution Drive
             650 Page Mill Road                             Menlo Park, CA 94025
             Palo Alto, CA 94304                               (650) 321-2400
               (650) 493-9300

                                --------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                     Proposed Maximum
                                                         Aggregate     Proposed Maximum       Amount of
     Title of Each Class of            Amount to      Offering Price       Aggregate        Registration
   Securities to be Registered     be Registered(1)    Per Share(2)     Offering Price(2)      Fee(2)
--------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value...      4,025,000          $14.00          $56,350,000          $15,666
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

(1) Includes 525,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a). A registration fee in the amount of $16,541 was previously paid pursuant to Rule 457(o).

                                --------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)

Issued September 13, 1999

                                        Shares


                           [LOGO OF DIGITAL INSIGHT]

                                  COMMON STOCK

                                  -----------

Digital Insight is offering 3,500,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $12.00 and $14.00 per share.

                                  -----------

We have filed an application for the common stock to be quoted on the Nasdaq National Market under the symbol "DGIN."

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

                                  -----------

                           PRICE $      A SHARE

                                  -----------

                                                           Underwriting Proceeds
                                                    Price   Discounts      to
                                                      to       and      Digital
                                                    Public Commissions  Insight
                                                    ------ ------------ --------
Per Share..........................................  $         $          $
Total.............................................. $         $          $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Digital Insight has granted the underwriters the right to purchase up to an additional 525,000 shares of common stock to cover over-allotments. Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock to
purchasers on       , 1999.

                                  -----------

MORGAN STANLEY DEAN WITTER

     DEUTSCHE BANC ALEX. BROWN

             BANC OF AMERICA SECURITIES LLC

                                                        FRIEDMAN BILLINGS RAMSEY

      , 1999

[Artwork incorporating multiple squares in shades of green and white and enlarged lash-like figures as a background to the words "We make the connection..." and a random series of numbers.]

[Artwork incorporating Digital Insight's logo in center surrounded by words "Internet Banking," "Checking Accounts," "Direct Deposit," "Bill Payment," "Web Site Development," "Target Marketing," "Stock Quotes," "Loan Origination," "AXIS Cash Management/TM/" and "Payroll" which are encircled by random series of numbers. Directly beneath logo are the words "...between financial institutions and their customers." Surrounding the logo and text is a depiction of two large human eyes looking across the page toward each other. In a box along the bottom margin of the page is the following text:

     The Internet is dramatically changing the way more than 22,000 banks and credit unions in the United States do business.

     As a leading provider of Internet-banking services, we make the connection between community financial institutions and their customers.

     Technology has opened the door for financial institutions of all sizes to compete for the millions of potential customers available in the marketplace. Digital Insight provides small to mid-size community banks and credit unions with services and strategies that can leverage the power of the Internet to reach - and keep - customers.

     We act as a partner for our clients by offering an integrated Internet banking solution for both the financial institution's consumer and business customers. Our solutions include private label Internet banking software, a real time connection to the institution's data processing system, a secure and reliable network, customized web site design and web site housing. Our service bureau solution can be implemented in less than three months.

     Beyond our Internet banking solution, Digital Insight is developing new and better technologies to leverage the financial institution's Internet branch capabilities. For example, we offer a target marketing solution to allow the financial institution to sell related products and services to their current Internet banking customers.

     We at Digital Insight are committed to bringing our knowledge, imagination, energy and enthusiasm to bear on one thing: empowering community financial institutions to use the Internet to change and improve their businesses.


Beneath this text is Digital Insight's logo with the words "Digital Insight" in a box next to it and the words "Beyond Internet Banking" beneath this box.]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   6
Special Note Regarding Forward-Looking Statements........................  14
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19

                                                                            Page
                                                                            ----
Business...................................................................  28
Management.................................................................  41
Certain Transactions.......................................................  50
Principal Stockholders.....................................................  52
Description of Capital Stock...............................................  54
Shares Eligible for Future Sale............................................  56
Underwriters...............................................................  58
Legal Matters..............................................................  60
Experts....................................................................  60
Additional Information.....................................................  60
Index to Financial Statements.............................................. F-1

                               ----------------

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

  Until          , 1999 (25 days after the date of this prospectus), all
dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  You should read this summary together with the more detailed information regarding Digital Insight and the common stock being sold in this offering and the financial statements and related notes appearing elsewhere in this prospectus.

                          DIGITAL INSIGHT CORPORATION

  Digital Insight is the leading provider of real time Internet banking services to community financial institutions with assets of less than $10 billion. Over 370 of these institutions, including credit unions, small to mid-sized banks and savings and loans, have contracted with us for one or more of our products and services. We offer our customers a cost-effective, outsourced service, branded in their name, which enables them to provide Internet banking to their individual and small business customers. With our consumer product, individuals can use the Internet to manage their accounts, transfer funds, pay bills, complete online loan applications, check stock quotes and utilize other services. Our small business product provides similar features, as well as the ability to initiate payroll/direct deposits, make wire transfers and perform other services. Our products allow users to download their account information into leading personal financial management and small business accounting software. To enable financial institutions to sell additional financial services, we offer target marketing programs. We also provide customized web site design, implementation, maintenance and hosting services.

  Financial institutions, businesses and individuals are increasingly embracing the Internet as a means to conduct financial transactions 24 hours a day. International Data Corporation estimates that the number of financial institutions offering online banking services will increase from 1,150 in 1998 to 15,845 by 2003, and that these services will be offered primarily via the Internet. However, while over 50% of the largest 100 banks in the United States offer Internet banking, only 5% of community financial institutions do, according to Online Banking Report and International Data Corporation, respectively. We therefore see a large market opportunity to deliver an outsourced Internet banking service that meets the needs of the approximately 22,000 community financial institutions in the United States.

  We provide community financial institutions a customized, outsourced Internet solution that can be rapidly and cost-effectively installed and is secure. Our solution can communicate in real time with the data processing systems of these institutions. This capability allows transactions conducted on the web site to be posted immediately on the financial institution's core system, and vice versa. To this end, we have developed real time links, or interfaces, with 21 of the leading data processing vendors, so that when we install our solution for a new customer supported by one of these vendors, the product implementation is rapidly completed. In addition, the solution is designed to be readily expandable, or scalable, as the number of users grows.

  We generate revenues from our financial institution customers in the form of implementation fees for establishing their Internet banking services, and recurring service fees based on end user adoption and web site maintenance. An increasing percentage of our revenues, approximately 77% in the six months ended June 30, 1999, comes from recurring monthly service fees. As of June 30, 1999, we had contracted for home banking with financial institutions that have approximately 9.2 million potential end users. Of these, over 410,000 were actively using our home banking application, with active enrollment increasing by more than 146% over the past twelve months. As of June 30, 1999, we had an accumulated deficit of $11.5 million.

  Digital Insight was among the first companies to create an Internet banking solution for community financial institutions. We intend to leverage our leading market position to continue to increase the number of financial institutions using our products and services, and to increase the adoption of our solution by end users within those institutions. We are also continuing to develop interfaces with data processing vendors in order to serve the broadest possible base of financial institutions. Finally, by broadening our product and service offerings, we intend to attract additional traffic onto our network of community financial institutions and business partners and create the potential for new e-commerce revenue sources for Digital Insight and our customers.

  We were incorporated in Delaware on March 18, 1997, and are the successor to Digital Insight LLC, a Minnesota limited liability company established in 1995. Our principal executive offices are located at 26025 Mureau Road, Calabasas, California 91302, and our telephone number is (818) 871-0000. Our fiscal year ends on December 31. We maintain a worldwide web site at www.DigitalInsight.com. The information on our web site is not incorporated by reference into this prospectus. We have filed an application to register Digital Insight as our trademark. All other names or trademarks appearing in this prospectus are the property of their respective holders.

                                  THE OFFERING

Common stock offered............................ 3,500,000 shares
Common stock to be outstanding after this
 offering....................................... 14,142,847 shares
Use of proceeds................................. For general corporate purposes, including working capital and capital
                                                 expenditures. See "Use of Proceeds."
Proposed Nasdaq National Market symbol.......... DGIN

  The foregoing information is based upon shares outstanding as of June 30, 1999 and excludes:

  . 1,840,011 shares of common stock subject to outstanding options at June 30, 1999, at a weighted average exercise price of $1.86;

  . 1,792,597 shares of common stock that have been set aside for future stock options;

  . 300,000 shares of common stock that have been set aside for our employee stock purchase plan; and

  . 51,041 shares of common stock issuable upon exercise of outstanding warrants, at a weighted average exercise price of $3.13.

  In addition, unless otherwise indicated, all information in this prospectus:

  . gives effect to the conversion of 4,775,455 outstanding shares of preferred stock into shares of common stock effective upon the closing of the offering;

  .  assumes no exercise of the underwriters' over-allotment option; and

  . assumes no exercise of outstanding warrants to purchase 51,041 shares of our common stock.

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                                              Six
                              Period from                                    Months
                             July 17, 1995     Year Ended December 31,   Ended June 30,
                          (inception) through ---------------------------  ----------------
                           December 31, 1995   1996      1997      1998     1998     1999
                          ------------------- -------  --------  --------  -------  -------
                              (unaudited)                                    (unaudited)
Statement of Operations
 Data:
Revenues................         $  88        $ 1,561  $  3,972  $  8,230  $ 3,497  $ 7,092
Gross profit............           (54)           657     1,741     2,983    1,447    2,349
Loss from operations....          (315)          (717)   (2,538)   (4,599)  (1,753)  (3,617)
Net loss................          (315)          (712)   (2,452)   (4,356)  (1,643)  (3,555)
Basic and diluted net
 loss per share.........         $(.06)       $  (.14) $   (.49) $   (.85) $  (.33) $  (.66)
Shares used to compute
 basic and diluted net
 loss per share.........         5,000          5,000     5,000     5,108    5,018    5,415
Pro forma basic and
 diluted net loss per
 share..................                                         $   (.50)          $  (.37)
Shares used in computing
 pro forma basic and
 diluted net loss
 per share..............                                            8,712             9,534

  The pro forma basic and diluted share calculations above and the "pro forma" column below reflect the conversion upon the closing of the offering of all outstanding shares of preferred stock into 4,775,455 shares of common stock as if the conversion occurred at the date of original issuance.

  The "as adjusted" column below reflects our sale of shares of common stock in this offering at an assumed initial public offering price of $13.00 per share and the application of the net proceeds, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as described in "Use of Proceeds."

                                                         June 30, 1999
                                                  ----------------------------
                                                             Pro
                                                  Actual    Forma  As Adjusted
                                                  -------  ------- -----------
                                                          (unaudited)
Balance Sheet Data:
Cash and cash equivalents........................ $10,753  $10,753   $51,968
Working capital..................................   7,714    7,714    48,929
Total assets.....................................  16,398   16,398    57,613
Total liabilities................................   5,169    5,169     5,169
Mandatorily redeemable convertible preferred
 stock...........................................  20,847       --        --
Total stockholders' equity (deficit) ............  (9,618)  11,229    52,444

                                 RISK FACTORS

  This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

We Have a Limited Operating History and Are Subject to the Risks Encountered by Early-Stage Companies

  We began operations in July 1995. Accordingly, we have a limited operating history, and our business and prospects must be considered in light of the risks and uncertainties to which early-stage companies in rapidly evolving markets such as Internet banking are particularly exposed. These risks include:

  .risks that fluctuations in our operating results will be significant relative to our revenues;

  . risks that community financial institutions may not widely adopt Internet banking in general or our solution;

  . risks that the Internet and the systems and networks of third parties may not operate efficiently; and

  . risks that competition and rapid technological change in our industry could adversely affect market acceptance of all our products and services.

  We cannot assure you that our business strategy will be successful or that we will successfully address these risks and the risks detailed below.

We Have a History of Losses, Expect Future Losses and Cannot Assure You that We Will Achieve Profitability

  Although our revenues have increased in every quarter since 1996, we have not achieved profitability and cannot be certain that we will realize sufficient revenue to achieve profitability. We have incurred net losses of $712,000 in the year ended December 31, 1996, $2.5 million in the year ended December 31, 1997 and $4.4 million in the year ended December 31, 1998. As of June 30, 1999, we had an accumulated deficit of $11.5 million. We plan to increase our operating expenses to expand our sales and marketing operations, broaden our customer support capabilities and continue to build our operational infrastructure. If growth in our revenues does not outpace the increase in these expenses, we may not achieve or sustain profitability. We expect that we will continue to lose money at least through 2001.


The Expected Fluctuations of Our Operating Results Could Cause Our Stock Price to Fluctuate

  We expect that our operating results may fluctuate significantly in the future based upon a number of factors, many of which are not within our control. We base our operating expenses on anticipated revenue growth and our operating expenses are relatively fixed in the short term. The implementation and utilization of our products involves a commitment of resources and recurring expense by us and our customers. Among other things, we generally provide a significant level of education to prospective customers regarding the use and benefits of our products. We may expend substantial funds and management resources during the sales cycle and fail to make the sale. Accordingly, our results of operations for a particular period may be adversely affected if the sales forecasted for that period are delayed or do not occur. As a result, if our revenues are lower than we expect in some future period, our operating results may be below the expectations of public market analysts or investors. If this occurs, the price of our common stock would likely decrease.

  Our operating results may fluctuate in the future due to a variety of factors, including:

  . the overall level of demand for Internet banking services by consumers and businesses and the demand for our products, product enhancements and services in particular;

  . spending patterns and budgetary resources of community financial institutions and their end user customers;

  . technical difficulties, system downtime, system failures or reductions in service levels;

  .  the timing of upgrades to our computer hardware infrastructure;

  .  increases in operating costs beyond anticipated levels;

  . the timing of customer product implementations or our failure to timely complete scheduled product implementations;

  . delays in purchasing decisions or product implementations or decreases in demand for Internet banking by financial institutions due to Year 2000 concerns; and

  .  governmental actions affecting Internet operations or content.

We Currently Rely on One Data Center to Provide All of Our Internet Banking Products and Services; Any Failure in this Data Center Could Cause Us to Lose Customers

  In the event of a failure or interruption in our systems, our reputation could be materially adversely harmed and we could lose many of our current and potential customers. All of our communications and network equipment is currently located at our corporate headquarters in Calabasas, California. We do not currently have backup facilities to provide Internet services if this facility is not functioning. A natural disaster, such as a fire, an earthquake or a flood, at our facility could result in failures or interruptions in providing our Internet banking products and services to our customers. In addition, our systems are vulnerable to computer viruses, physical or electronic break-ins, power loss, telecommunications failure and similar events. For example, in April 1999, a failure of a critical router in our Internet banking data center caused an outage of approximately six hours while the problem was corrected. We have also contracted to provide a certain level of service to our customers and a failure or interruption of our system has in the past caused and in the future could cause us to refund fees to some of our customers to compensate for decreased levels of service. We have contracted to establish a second functional backup Internet banking data center in Herndon, Virginia, but that data center is not scheduled to be fully operational until the fourth quarter of 1999. We cannot assure that this data center will become operational as scheduled or that, when operational, this data center will perform as expected. Even with the second data center, we could experience a failure or interruption in our systems which could lead to delays, loss of data or the inability to provide our services to our customers.

We Are Dependent on the Widespread Adoption of Internet Banking by Community Financial Institutions, Which Have Historically Been Slow to Adopt Internet Banking

  We expect that we will continue to depend on Internet banking products and services for substantially all of our revenues in the foreseeable future. However, the market for Internet banking has only recently begun to develop. Internet banking has developed slowly to date within financial institutions, and purchasing decisions for Internet banking products are often delayed due to uncertainties relating to cost, return on investment and customer acceptance. In particular, community financial institutions have been slower to adopt Internet banking than larger banks. We cannot predict the size of the market for Internet banking among community financial institutions, the rate at which that market will grow, or whether there will be widespread end user acceptance of Internet banking products and services such as ours.

  We also depend on our financial institution customers to market and promote our products to their end user customers. Neither we nor our financial institution customers may be successful in marketing our current or future Internet banking products and services. Moreover, financial institutions generally agree to use our products and services pursuant to contracts with durations that range from one to five years. Upon expiration, these contracts may be discontinued. Unless our Internet banking products and services are successfully deployed and marketed by a large number of community financial institutions and achieve widespread market acceptance by their end user customers for a significant period of time, we will not be able to achieve our business objectives and increase our revenues.

We Depend on the Efficient Operation of the Internet, Other Networks and Systems of Third Parties; If They Do Not Operate Efficiently, We Will Not Be Able to Effectively Provide Our Products and Services

  We depend on the efficient operation of network connections from our customer financial institutions and their data processing vendors to our systems. Further, portions of our revenue are dependent on continued usage by end users of Internet banking services and their connections to the Internet. Each of these connections, in turn, depends on the efficient operation of web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or have experienced outages. In addition, the majority of our services depend on real time connections to the systems of financial institutions and data processing vendors. Any operational problems or outages in these systems would cause us to be unable to provide a real time connection to these systems and we would be unable to process transactions for end users, resulting in decreased revenues. In addition, any system delays, failures or loss of data, whatever the cause, could reduce customer satisfaction with our products and services and harm our sales.

We Depend on Cooperation from Data Processing Vendors for Financial Institutions, Some of Whom Have Resisted Efforts in the Past to Allow the Integration of Our Products and Services with Their Systems

  Our products involve integration with products and systems developed by data processing vendors that serve financial institutions. If any of our products fail to be supported by our customers' data processing vendors, it would be necessary to redesign our products to suit these customers. We cannot assure that any redesign could be accomplished in a cost-effective or timely manner. We rely on these vendors to jointly develop technology with us and to disclose source code specifications to enable our products to integrate effectively with their products and systems. In the past, some vendors have resisted integrating our products or have caused delays or other disruptions in the implementation process. Several of these data processing vendors offer or are planning to offer Internet banking products and services that are directly competitive with our products and services and have resisted efforts to allow us to integrate our products and services with their systems in the past. In addition, our customers' data processing vendors may develop new products and systems that are incompatible with our products. Our failure to integrate our products effectively with our customers' data processing vendors could result in higher implementation costs or the loss of potential customers.

Competition From Third Parties Could Reduce or Eliminate Demand for Our Products and Services

  The market for Internet banking services is highly competitive, and we expect that competition will intensify in the future. We may not be able to compete successfully against our current or future competitors and, accordingly, we cannot be certain that we will be able to expand the number of our customers and end users, or retain our current customers or third-party service providers. We face competition from four main areas: other companies with Internet banking products aimed at community financial institutions, vendors who primarily target the largest financial institutions, vendors of data processing services to financial institutions, and smaller, local online service outsourcing companies. Many of our current and potential competitors have longer operating histories and may be in a better position to produce and market their services due to their greater financial, technical, marketing and other resources, as well as their significantly greater name recognition and larger installed bases of customers. In addition, many of our competitors have well-established relationships with our current and potential community financial institution customers and have extensive knowledge of our industry. For a more detailed discussion of the factors affecting our competitive position and the risks involved, see the discussion in "Business--Competition."

Security Breaches Could Damage Our Reputation and Business

  Our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. We transmit confidential financial information in providing our services. Users of Internet banking and other electronic commerce services are concerned about the security of transmissions over public networks. Therefore, it is critical that our facilities and infrastructure remain secure and that our facilities and infrastructure are perceived by the marketplace to be secure. A material security breach affecting us could damage our reputation, deter financial institutions from purchasing our products, deter their customers from using our products, or result in liability to us. Further, any material security breach affecting our competitors could affect the marketplace's perception of Internet banking in general and have the same effects.

  Concerns over security and the privacy of users may inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. Any well-publicized compromise of security could deter people from using the Internet or using it to conduct transactions that involve transmitting confidential information. We may need to expend significant capital or other resources protecting against the threat of security breaches or alleviating problems caused by breaches. Although we intend to continue to implement state of the art security measures, persons may be able to circumvent the measures that we implement in the future. Eliminating computer viruses and alleviating other security problems may result in interruptions, delays or cessation of service to users accessing web sites that deliver our services, any of which could harm our business.

Our Failure to Respond to Rapid Change in the Market for Internet Banking Could Cause Us to Lose Revenue and Harm Our Business

  The market for Internet banking services is new and unproven and is subject to rapid change. Our success will depend substantially upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing financial institution and end user requirements and incorporate technological advancements. If we are unable to develop new products and enhanced functionalities or technologies to adapt to these changes or if we cannot offset a decline in revenues of existing products by sales of new products, our business would suffer. In addition, our product development process involves a number of risks. Developing technologically advanced products is a complex and uncertain process requiring innovation as well as the accurate anticipation of technology and market trends. We budget our research and development expenditures based on planned product introductions and enhancements. If we fail to timely and cost-effectively develop new products that respond to new technologies and the needs of the Internet banking services market, we will lose revenue and our business will suffer.

Newly Introduced Products May Contain Undetected or Unresolved Defects

  Any new or enhanced products we introduce may contain undetected or unresolved software or hardware defects when they are first introduced or as new versions are released. In the past, we have discovered errors in our products and it is possible that design defects will occur in new products. These defects could result in a loss of sales and additional costs as well as damage to our reputation and the loss of relationships with our customers.

The Demand For Our Products and Services Could Be Negatively Affected by Reduced Growth of Commerce over the Internet or Delays in the Development of the Internet Infrastructure

  Our future success depends heavily on the Internet being accepted and widely used for commerce. If Internet commerce does not continue to grow or grows more slowly than expected, our business would suffer. There are a number of reasons that consumers and businesses may reject the Internet as a viable commercial medium in general, or as a suitable vehicle for banking transactions in particular. These reasons include potentially inadequate network infrastructure, security concerns, slow development of enabling technologies, reliability and quality problems, and issues relating to ease and cost of access. In particular, the Internet infrastructure may not be able to support the demands placed on it by increased Internet usage and data transmission capacity requirements. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased government regulation could cause the Internet to lose its viability as a commercial medium. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we may incur substantial expenses adapting our solutions to changing or emerging technologies.

We Could Be Subject to Potential Liability Claims Related to Use of Our Products and Services

  Financial institutions use our products and services to provide Internet banking services to their customers. Any errors, defects or other performance problems in our products and services could result in financial or other damages to these financial institutions for which we are liable. A product liability claim brought against us, even if not successful, would likely be time consuming, result in costly litigation and could seriously harm our business. Although our contracts typically contain provisions designed to limit our exposure to liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. Moreover, we may be liable for transactions executed using Internet services based on our products and services even if the errors, defects or other problems are unrelated to our products and services.

We Are Currently Experiencing a Period of Significant Growth that Is Placing a Strain on Our Resources

  We have recently experienced significant growth, including expansion in the number of our employees, and anticipate that additional expansion may be required in order to continue our growth. This growth places a significant demand on our management and operational resources. Our management, personnel, systems, procedures, controls and customer service may be inadequate to support our existing and future operations. We continue to invest heavily in our technological infrastructure and to build and scale our systems in order to meet the demands of our growing customer base. For example, we restructured our sales and implementation organizations in the second half of 1998 which adversely impacted sales growth and implementation costs in that time period. Further, since September 1998, we have added a number of key managerial, technical and information technology personnel, including our president and chief executive officer, chief financial officer, and chief information officer, and we expect to add additional key personnel in the near future. As a result, some members of our management team have only worked together for a brief period of time.

Our Stock Price May Be Extremely Volatile

  Our common stock has never been sold in a public market and an active trading market for our common stock may not develop or be sustained upon the completion of this offering. We are negotiating the initial offering price of the common stock with the underwriters. However, the initial offering price may not be indicative of the prices that will prevail in the public market after the offering, and the market price of our common stock could fall below the initial public offering price. You should read the "Underwriters" section for a discussion of the factors considered in determining the initial public offering price.

  In addition, the market price of our common stock could fluctuate widely in response to the following particular factors:

  .actual or anticipated variations in operating results;


  . announcements by us or our competitors of new products, significant contracts, acquisitions, or relationships;

  .  additions or departures of key personnel;

  .  future equity or debt offerings or our announcements of these offerings;
     and

  .  economic well being of community financial institutions.

  In addition, in recent years, the stock market in general, and the Nasdaq National Market and the securities of technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

Government Regulation of Our Business Could Cause Us to Incur Significant Expenses, and Failure to Comply With Certain Regulations, if Adopted, Could Make Our Business Less Efficient or Impossible

  The financial services industry is subject to extensive and complex federal and state regulation. Financial institutions such as commercial banks, savings and loans and credit unions operate under high levels of governmental supervision. Our customers must ensure that our services and related products work within the extensive and evolving regulatory requirements applicable to them. We do not represent that our systems comply with such regulations.

  We are not required to be licensed by the federal depository institution regulators or other regulators of financial services. We are subject to examination by the federal depository institution regulators under the Bank Service Company Act and the Examination Parity and Year 2000 Readiness for Financial Institutions Act. These regulators have broad supervisory authority to remedy any shortcomings identified in any such examination.

  Federal, state or foreign authorities could adopt laws, rules or regulations relating to the financial services industry that affect our business, such as by requiring us to comply with data, record keeping and processing and other requirements. It is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics, taxation and quality of services and products. Existing regulations may be modified. If enacted or deemed applicable to us, these laws, rules or regulations could be imposed on our activities or our business thereby rendering our business or operations more costly, burdensome, less efficient or impossible, requiring us to modify our current or future products or services.

Failure to Attract and Retain Experienced Personnel and Senior Management Could Harm Our Ability to Grow

  We believe that our future success will depend in large part upon our continued ability to identify, hire, retain and motivate highly skilled employees, who are in great demand. In particular, we believe that we must expand our research and development, marketing, sales and customer support capabilities in order to effectively serve the evolving needs of our present and future customers. Competition for these employees is intense and we may not be able to hire additional qualified personnel in a timely manner and on reasonable terms. In addition, our success depends on the continuing contributions of our senior management and technical personnel, all of whom would be difficult to replace. The loss of any one of them could adversely affect our ability to execute our business strategy. None of our employees is bound by an employment agreement. We do not have "key person" life insurance policies covering any of our employees.

Our Limited Ability to Protect Our Proprietary Technology May Adversely Affect Our Ability to Compete, and We May Be Found to Infringe Proprietary Rights of Others, Which Could Harm Our Business.

  Our future success and ability to compete depends in part upon our proprietary technology. None of our technology is currently patented. Instead, we rely on a combination of contractual rights and copyright, trademark and trade secret laws to establish and protect our proprietary technology. We generally enter into confidentiality agreements with our employees, consultants, resellers, customers and potential customers, limit access to and distribution of our source code, and further limit the disclosure and use of other proprietary information. We cannot assure that the steps taken by us in this regard will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use our products or technology. Monitoring unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

  We are also subject to the risk of claims and litigation alleging infringement of the intellectual property rights of others. Third parties may assert infringement claims in the future with respect to our current or future products. Any assertion, regardless of its merit, could require us to pay damages or settlement amounts and could require us to develop non-infringing technology or pay for a license for the technology that is the subject of the asserted infringement. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and the resulting distraction of our management resources could adversely affect our results of operations. We also cannot assure that any licenses for technology necessary for our business will be available or that, if available, these licenses can be obtained on commercially reasonable terms.

Consolidation of the Banking and Financial Services Industry Could Cause Our Sales to Fall

  Consolidation of the banking and financial services industry could result in a smaller market for our products and services. A variety of factors could result in our customers reassessing their purchase or potential purchase of our products and could result in termination of services by existing customers. After consolidation, banks and other financial institutions may experience a realignment of management responsibilities and a reexamination of strategic and purchasing decisions. We may lose relationships with key constituencies within our customer's organization due to budget cuts, layoffs, or other disruptions following a consolidation. In addition, consolidation may result in a change in the technological infrastructure of the combined entity. Our products and services may not integrate with this new technological infrastructure. In addition, the acquiring institution may have its own in-house system or outsource to competitors. For example, in May 1999, we lost Home Savings of America as a customer following its acquisition by Washington Mutual, which decided to integrate Home Savings' end users into its existing home banking system.

Our Operations May Be Disrupted If We or Our Vendors Experience Systems Failures or Data Corruption from the Year 2000 Issue

  Many computers, software and other equipment include computer code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "Year 2000" problem. Beginning in 1998, we began assessing the ability of our software and products to operate properly as a result of the Year 2000 problem. We believe that our current products are Year 2000 compliant. However, any undetected Year 2000 problem in our products, or any problem which cannot be solved in a timely and cost-effective manner could substantially damage our customer relationships, disrupt our business, subject us to threatened or actual litigation and result in reduced revenues.

  The Year 2000 problem also affects the computers, software, other equipment that we use, operate or maintain internally for our operations, and services provided by third-party vendors. We employ widely available software applications and other products from leading third-party vendors. To date, we have obtained Year 2000 readiness verification from the majority of third-party service and product providers associated with our critical development and operations processes. However, any failure of third-party computer products used by us to be Year 2000 compliant could interrupt and disrupt our business. To fix any of these systems could require us to invest substantially in our operating systems and to hire additional personnel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Impact of Year 2000" for a further description of the issues we face with regard to the Year 2000.

Our Charter and Bylaws and Delaware Law Contain Provisions Which Could Discourage a Takeover

  Provisions of our charter and bylaws may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, control of us, even if doing so would be beneficial to our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

  . division of the board of directors into three separate classes;

  . elimination of cumulative voting in the election of directors;

  . prohibitions on our stockholders from acting by written consent and calling special meetings;

  . procedures for advance notification of stockholder nominations and proposals; and

  . the ability of the board of directors to alter our bylaws without stockholder approval.

  In addition, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

  We are also subject to Section 203 of the Delaware General Corporation Law which, subject to exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that this stockholder became an interested stockholder. The preceding provisions of our charter and bylaws, as well as
Section 203 of the Delaware General Corporation Law, could discourage potential acquisition proposals, delay or prevent a change of control and prevent changes in our management.

Members of Management and Our Board of Directors, and Their Affiliates, Will Control 41.4% of Our Common Stock

  Following this offering, members of our executive management team and our board of directors and their affiliates will control approximately 41.4% of our common stock. As a result, these management members and directors will be able to significantly influence matters requiring stockholder approval. Moreover, this concentration of ownership could have the effect of delaying or preventing a change in control. For a more complete discussion of this concentration of ownership, see "Principal Stockholders."

An Additional 10,642,847 Shares of Our Common Stock Will Become Available For
Sale Beginning on March   , 2000 Which Could Cause Our Stock Price to Fall

  Sales of a substantial number of shares of our common stock in the public market, or the appearance that these shares are available for sale, could materially adversely affect the trading price of our common stock. These sales also might make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have 14,142,847 shares outstanding. Of these shares, the 3,500,000 shares sold in this offering may be freely tradable in the public market. The remaining 10,642,847 shares of common stock available for sale in the public market as of June 30, 1999 are limited by restrictions under the securities laws and 180-day lock-up agreements entered into with Morgan Stanley & Co. Incorporated and will be eligible for sale in the public market as follows:

   First Eligible Sale Date                                          Number
   ------------------------                                          ------
   180 days after the date of this prospectus.................. 9,277,411 shares
   May 25, 2000................................................   521,400 shares
   May 26, 2000................................................   844,036 shares

  In addition, as of June 30, 1999 we had 1,840,011 shares subject to outstanding options and 1,792,597 shares of our common stock available for future grant pursuant to our stock option plans. All of these shares are subject to a 180-day lock-up agreement. We intend to register, prior to the expiration of the lock-up, the shares of common stock subject to outstanding options and reserved for issuance under our stock option plans and shares of common stock reserved for issuance under our employee stock purchase plan. Accordingly, shares underlying vested options will be eligible for resale in the public market beginning on expiration of the lock-up. We also have 51,041 shares underlying outstanding warrants, also subject to lock-ups, that will be eligible for resale in the public market upon expiration of the warrant holder's respective one-year holding periods under Rule 144, which will begin upon the date of exercise or, in the case of a net exercise, on the date of grant of the warrant.

  Morgan Stanley & Co. Incorporated may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to its lock-up agreements.

We Do Not Intend to Pay Dividends on Our Common Stock

  We currently intend to retain any future earnings for funding growth and, therefore, do not anticipate paying any dividends in the foreseeable future. See "Dividend Policy."

Investors in This Offering Will Suffer Immediate and Substantial Dilution

  Investors in this offering will suffer an immediate and substantial dilution of approximately $9.30 in net tangible book value per share, or approximately 71.5%, based upon an assumed offering price of $13.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the holders of options or a warrant exercise these securities, investors will suffer further dilution.
See "Dilution."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from any forward-looking statement. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors."

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. Before you invest in our common stock, you should be aware that the occurrence of the events described under "Risk Factors" and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS

  We estimate that our net proceeds from the sale of the 3,500,000 shares of common stock we are offering at an assumed initial public offering price of $13.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $41.2 million. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $47.6 million. The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate our future access to the public capital markets, and to increase our visibility with potential customers. We expect to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures, although we have no specific purposes for the proceeds of the offering. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products, or to obtain the right to use complementary technologies, although there are no current plans, negotiations or discussions for any of these transactions. Pending use of the net proceeds for the above purposes, we intend to invest these funds in short-term, interest-bearing, investment grade obligations.

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our common stock or other securities. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth our capitalization as of June 30, 1999:

  .  on an actual basis;

  . on a pro forma basis to reflect the conversion of all outstanding shares of preferred stock into 4,775,455 shares of common stock effective upon the closing of this offering; and

  . on a pro forma as adjusted basis to reflect the receipt by Digital Insight of the estimated net proceeds from the sale of common stock offered by this prospectus at an assumed initial public offering price of $13.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

  The following table does not include:

  . 1,840,011 shares of common stock subject to outstanding options as of June 30, 1999;

  . 1,792,597 shares of common stock that have been set aside for future stock options as of June 30, 1999;

  . 300,000 shares of common stock that have been set aside for our employee stock purchase plan; or

  . 51,041 shares of common stock issuable upon exercise of outstanding warrants.

  This information should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

                                                         June 30, 1999
                                                 --------------------------------
                                                                       Pro Forma
                                                  Actual   Pro Forma  As Adjusted
                                                 --------  ---------  -----------
                                                         (in thousands)
Long-term portion of lease obligation..........  $    565  $    565    $    565
Mandatorily redeemable convertible preferred
 stock, $.001 par value, 4,846,496 shares
 authorized, 4,775,455 shares issued and
 outstanding actual............................    20,847       --          --
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000
 shares authorized, no shares issued and
 outstanding pro forma and pro forma as
 adjusted......................................       --        --          --
Common stock, $.001 par value, 16,250,000
 shares authorized; 5,867,392 shares issued and
 outstanding actual, 10,642,847 shares issued
 and outstanding pro forma; 100,000,000 shares
 authorized, 14,142,847 shares issued and
 outstanding pro forma as adjusted.............         6        11          14
Additional paid-in capital.....................     6,056    26,898      68,110
Notes receivable from stockholders.............      (208)     (208)       (208)
Deferred stock-based compensation..............    (3,937)   (3,937)     (3,937)
Accumulated deficit............................   (11,535)  (11,535)    (11,535)
                                                 --------  --------    --------
  Total stockholders' equity (deficit).........    (9,618)   11,229      52,444
                                                 --------  --------    --------
    Total capitalization.......................  $ 11,794  $ 11,794    $ 53,009
                                                 ========  ========    ========

                                   DILUTION

  Our pro forma net tangible book value as of June 30, 1999 was approximately $11.1 million or $1.04 per share of common stock, assuming the conversion of all outstanding shares of preferred stock into 4,775,455 shares of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the pro forma number of outstanding shares of common stock. After giving effect to the sale of the 3,500,000 shares of common stock in this offering, based upon an assumed initial public offering price of $13.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at June 30, 1999 would have been $52.3 million or $3.70 per share. This represents an immediate increase in pro forma net tangible book value of $2.66 per share to existing stockholders and an immediate dilution of $9.30 per share to investors purchasing shares in this offering. Dilution is determined by subtracting pro forma net tangible book value per share after the offering from the assumed initial public offering price per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share                          $13.00
  Pro forma net tangible book value per share as of June 30,
   1999........................................................... $1.04
  Increase in pro forma net tangible book value per share
   attributable to new investors..................................  2.66
                                                                   -----
Pro forma net tangible book value per share after this offering...         3.70
                                                                         ------
Dilution per share to new investors...............................       $ 9.30
                                                                         ======

  The following table sets forth, on the pro forma basis described above, as of June 30, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by the existing stockholders and by investors purchasing shares in this offering, based upon an assumed initial public offering price of $13.00 per share before deduction of estimated underwriting discounts and commissions and estimated offering expenses:

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders...... 10,642,847   75.3% $20,995,000   31.6%    $ 1.97
New investors..............  3,500,000   24.7   45,500,000   68.4      13.00
                            ----------  -----  -----------  -----
  Total.................... 14,142,847  100.0% $66,495,000  100.0%
                            ==========  =====  ===========  =====

  If the underwriters' over-allotment option is exercised in full, the number of shares held by new investors will increase to 4,025,000 or 27.4% of the total shares of common stock outstanding after this offering.

  We currently have the following options and warrants outstanding, all of which will remain outstanding following completion of this offering:

  . 1,840,011 shares subject to outstanding options at June 30, 1999 at a weighted average exercise price of $1.86 per share; and

  . 51,041 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.13 per share.

  To the extent that outstanding options or warrants are exercised, new options or rights are issued under our stock plans, or we issue additional shares of common stock in the future, new investors will experience further dilution.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with our financial statements and related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the selected balance sheet data as of December 31, 1997 and 1998 have been derived from our audited financial statements and the notes thereto included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1996 have been derived from our audited financial statements not included herein. The selected statement of operations data for the period from July 17, 1995 (inception) to December 31, 1995 and for the six month periods ended June 30, 1998 and 1999 have not been audited. In the opinion of management, such unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations for the indicated periods. Results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year. The pro forma balance sheet data as of June 30, 1999 are unaudited and reflect the conversion of all outstanding shares of preferred stock into 4,775,455 shares of common stock effective upon the closing of this offering.

                          Period from
                            July 17,
                              1995                                    Six Months
                          (inception)                                    Ended
                            through     Year Ended December 31,        June 30,
                          December 31, ---------------------------  ----------------
                              1995      1996      1997      1998     1998     1999
                          ------------ -------  --------  --------  -------  -------
                                  (in thousands, except per share data)
Statement of Operations
 Data:
Revenues:
 Implementation fees....     $  85     $ 1,053  $  1,926  $  2,420  $ 1,260  $ 1,666
 Service fees...........         3         508     2,046     5,810    2,237    5,426
                             -----     -------  --------  --------  -------  -------
 Total revenues.........        88       1,561     3,972     8,230    3,497    7,092
Cost of revenues:
 Implementation.........       141         643     1,217     1,631      695    1,241
 Service................         1         261     1,014     3,616    1,355    3,502
                             -----     -------  --------  --------  -------  -------
 Total cost of
  revenues..............       142         904     2,231     5,247    2,050    4,743
                             -----     -------  --------  --------  -------  -------
Gross profit (loss).....       (54)        657     1,741     2,983    1,447    2,349
Operating expenses:
 Sales, general and
  administrative........       167         809     2,516     4,183    1,774    3,609
 Research and
  development...........        94         565     1,612     2,555    1,178    1,794
 Amortization of stock-
  based compensation....       --          --        151       844      248      563
                             -----     -------  --------  --------  -------  -------
 Total operating
  expenses..............       261       1,374     4,279     7,582    3,200    5,966
                             -----     -------  --------  --------  -------  -------
Loss from operations....      (315)       (717)   (2,538)   (4,599)  (1,753)  (3,617)
Interest income.........       --          --         89       262      122      102
Other income (expense),
 net....................       --            5        (3)      (19)     (12)     (40)
                             -----     -------  --------  --------  -------  -------
Net loss................     $(315)    $  (712) $ (2,452) $ (4,356) $(1,643) $(3,555)
                             =====     =======  ========  ========  =======  =======
Basic and diluted net
 loss per share.........     $(.06)    $  (.14) $   (.49) $   (.85) $  (.33) $  (.66)
                             =====     =======  ========  ========  =======  =======
Shares used to compute
 basic and diluted net
 loss per share.........     5,000       5,000     5,000     5,108    5,018    5,415
                             =====     =======  ========  ========  =======  =======
Pro forma basic and
 diluted net loss per
 share..................                                  $   (.50)          $  (.37)
                                                          ========           =======
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................                                     8,712             9,534
                                                          ========           =======

                                    December 31,               June 30,
                                ----------------------  -----------------------
                                1996    1997    1998     1999    1999 Pro Forma
                                -----  ------  -------  -------  --------------
                                              (in thousands)
Balance Sheet Data:
Cash and cash equivalents.....  $  28  $  886  $ 4,758  $10,753     $10,753
Working capital (deficit).....   (243)    (16)   3,067    7,714       7,714
Total assets..................    433   3,071    8,077   16,398      16,398
Total liabilities.............    422   1,949    2,417    5,169       5,169
Mandatorily redeemable
 convertible preferred stock..    --    4,444   12,444   20,847          --
Total stockholders' equity
 (deficit)....................    --   (3,322)  (6,784)  (9,618)     11,229

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  Digital Insight is the leading provider of Internet banking solutions for community financial institutions, with over 370 financial institution customers. We offer these community financial institutions an outsourced service, branded in their name, which includes home banking for their individual customers, business banking for their commercial customers, a target marketing program to enable them to sell additional financial services, and customized web site design and implementation services. Since inception, substantially all of our revenues have been derived from our Internet home banking services, associated features and website development. As of June 30, 1999, we had an accumulated deficit of approximately $11.5 million.

  Our revenues consist primarily of recurring monthly service fees and, to a lesser extent, one-time implementation fees. Revenues increased from $88,000 in 1995 to $8.2 million in 1998, and were $7.1 million in the first six months of 1999. Our recurring revenues consist of service fees paid to us by our financial institution customers based on the number of end users or end user transactions, and fees for hosting and maintaining their web sites and other monthly services. Recurring service fees as a percentage of revenues have grown from approximately 33% in 1996 to 75% for the quarter ended June 30, 1999. To the extent that our installed base of customers continues to grow, we expect recurring service fees to represent an increasing percentage of our revenues in the future. Our customer contracts range from one to five years.

  We require a 50% non-refundable cash deposit of product implementation fees, payable at the time that a contract is signed. We record these deposits as deferred revenues and, together with the balance of the implementation fees, we recognize them upon completion of implementation and customer approval. Recognition is usually two to four months from the contract date. Upon completion of implementation and customer approval, we begin to receive and recognize recurring service fees. For the six months ended June 30, 1999, no single customer accounted for more than 5% of our revenues.

  Cost of revenues consists of implementation and service costs. Implementation costs are comprised primarily of salaries for implementation personnel and fees paid to third parties, including bill payment and data processing vendors. Service costs consist primarily of salaries and related personnel expenses, network costs, expenses related to the operation of our data center and fees paid to third parties, including bill payment vendors, data processing vendors and communication services providers. Gross margin is affected by the relative proportion of lower margin implementation fees and higher margin service fees we generate, the mix of products we sell, competitive pricing pressures and the size and complexity of our implementations.

  Sales, general and administrative expenses consist primarily of salaries and related expenses for executive, sales, marketing, finance, human resources and administrative personnel and other general corporate expenses. In addition, these expenses include marketing expenses such as trade shows and promotional costs.

  Research and development expenses consist primarily of salaries, related personnel expenses and consultant fees related to the design, development, testing and enhancement of both our products and our data processing vendor interface software. We expense all research and development costs as incurred.

  We have recorded aggregate deferred stock-based compensation of $5.5 million through June 30, 1999. The remaining unamortized balance of $3.9 million will be fully amortized by the quarter ended March 31, 2003.

  On May 15, 1998 we entered into a lease, which expires in May 2003, for our facility in Calabasas, California. By the end of 1999, this facility will be fully utilized and we will require additional office space. In January 1999, we signed a three-year contract with Exodus Communications for a back-up data center facility in Herndon, Virginia, which is expected to be fully operational in the fourth quarter of 1999.

Selected Quarterly Results of Operations

  Because we have a limited operating history, we believe that year-to-year comparisons prior to 1999 are less meaningful than an analysis of recent quarterly operating results. Accordingly, we are providing a discussion and analysis of our results of operations for the six quarters ended June 30, 1999.

  The following tables present, in dollars and as a percentage of revenues, unaudited statements of operations for the six quarters ended June 30, 1999. This information reflects all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results of any quarter are not necessarily indicative of results for any future period.

                                            Three Months Ended
                         ---------------------------------------------------------
                         March 31, June 30, Sept. 30, Dec. 31,  March 31, June 30,
                           1998      1998     1998      1998      1999      1999
                         --------- -------- --------- --------  --------- --------
                                              (in thousands)
Statement of Operations
 Data:
Revenues:
  Implementation fees...  $  612    $  648   $   543  $   617    $   680  $   986
  Service fees..........     947     1,290     1,641    1,932      2,485    2,941
                          ------    ------   -------  -------    -------  -------
    Total revenues......   1,559     1,938     2,184    2,549      3,165    3,927
Cost of revenues:
  Implementation........     265       430       420      516        499      742
  Service...............     596       759     1,019    1,242      1,529    1,973
                          ------    ------   -------  -------    -------  -------
    Total cost of
     revenues...........     861     1,189     1,439    1,758      2,028    2,715
                          ------    ------   -------  -------    -------  -------
      Gross profit......     698       749       745      791      1,137    1,212
Operating expenses:
  Sales, general and
   administrative.......     795       979     1,114    1,295      1,468    2,141
  Research and
   development..........     537       641       662      715        945      849
  Amortization of stock-
   based compensation...     113       135       147      449        234      329
                          ------    ------   -------  -------    -------  -------
    Total operating
     expenses...........   1,445     1,755     1,923    2,459      2,647    3,319
                          ------    ------   -------  -------    -------  -------
Loss from operations....    (747)   (1,006)   (1,178)  (1,668)    (1,510)  (2,107)
Interest income.........      20       102        73       67         42       60
Other income (expense),
 net....................     (34)       22        (5)      (2)        (6)     (34)
                          ------    ------   -------  -------    -------  -------
Net loss................  $ (761)   $ (882)  $(1,110) $(1,603)   $(1,474) $(2,081)
                          ======    ======   =======  =======    =======  =======

                                            Three Months Ended
                         ----------------------------------------------------------
                         March 31, June 30,  Sept. 30, Dec. 31,  March 31, June 30,
                           1998      1998      1998      1998      1999      1999
                         --------- --------  --------- --------  --------- --------
As a Percentage of
 Revenues:
Revenues:
  Implementation fees...    39.3 %   33.4 %     24.9 %   24.2 %     21.5 %   25.1 %
  Service fees..........    60.7     66.6       75.1     75.8       78.5     74.9
                           -----    -----      -----    -----      -----    -----
    Total revenues......   100.0    100.0      100.0    100.0      100.0    100.0
Cost of revenues:
  Implementation........    17.0     22.2       19.2     20.2       15.8     18.9
  Service...............    38.2     39.2       46.7     48.7       48.3     50.2
                           -----    -----      -----    -----      -----    -----
    Total cost of
     revenues...........    55.2     61.4       65.9     68.9       64.1     69.1
                           -----    -----      -----    -----      -----    -----
      Gross profit......    44.8     38.6       34.1     31.1       35.9     30.9
Operating expenses:
  Sales, general and
   administrative.......    51.0     50.5       51.0     50.8       46.4     54.5
  Research and
   development..........    34.5     33.1       30.3     28.1       29.9     21.6
  Amortization of stock-
   based compensation...     7.2      7.0        6.7     17.6        7.4      8.4
                           -----    -----      -----    -----      -----    -----
    Total operating
     expenses...........    92.7     90.6       88.0     96.5       83.7     84.5
                           -----    -----      -----    -----      -----    -----
Loss from operations....   (47.9)   (51.9)     (53.9)   (65.4)     (47.7)   (53.7)
Interest income.........     1.3      5.3        3.3      2.6        1.3      1.5
Other income (expense),
 net....................    (2.2)     1.1        (.2)     (.1)       (.2)     (.9)
                           -----    -----      -----    -----      -----    -----
Net loss................   (48.8)%  (45.5)%    (50.8)%  (62.9)%    (46.6)%  (53.1)%
                           =====    =====      =====    =====      =====    =====

  Revenues. Revenues increased in each of the six quarters ended June 30, 1999. Service fees grew as a result of an increase in the number of financial institution customers and a greater number of end users. Implementation fees increased in each quarter, except for the quarter ended September 30, 1998. The decrease in implementation fees for the quarter ended September 30, 1998 resulted from a reorganization of our sales and implementation force designed to provide scalability for future growth. This decrease in implementation fees was more than offset by service fee increases.

  Gross Profit. Gross profit increased in each quarter except for the quarter ended September 30, 1998. Gross profit for the quarter September 30, 1998 was adversely affected by the increase in implementation costs and the reduction in implementation fees due to the reorganization of our sales force. In addition, we renegotiated our pricing schedule with our bill payment provider for the quarter ended September 30, 1998, which resulted in higher minimum fees payable by us. The increases in gross profit for the quarters ended December 31, 1998 and March 31, 1999 reflect increased revenues due to increased usage of our Internet banking services by end users. Gross margin declined from the March 31, 1998 quarter to the September 30, 1998 quarter due to investments related to the expansion of our data center and network services to accommodate end-user growth and provide increased system reliability and faster response times. Implementation gross margin may vary from period to period based upon fluctuations in our implementation revenues and increases in our implementation infrastructure. However, such fluctuations should not have a significant impact on overall gross margin.

  Sales, General and Administrative. Sales, general and administrative expenses increased in each of the six quarters ended June 30, 1999. These increases were primarily due to an increase in the number of direct sales personnel and the addition of a telesales and client relations group. In addition, we increased our investment in advertising, end-user marketing programs and trade shows. We expect sales, general and administrative expenses to increase as we add personnel and incur additional costs to support the growth of our operations, including expanding sales and marketing activities.

  Research and Development. Research and development expenses increased significantly from the March 31, 1998 quarter to the June 30, 1998 quarter and again from the September 30, 1998 quarter to the December 31, 1998 quarter. Research and development expenses generally increase in large increments as we periodically undertake significant new development projects, such as additional investments in data processing interfaces and introductions of new products. We believe that continued investment in research and development is critical to attaining our strategic objectives. As a result, we intend to increase expenditures in research and development programs in future periods for the purpose of enhancing current products, accelerating the completion of additional data processing vendor interfaces and developing new products and programs to facilitate or enhance our customers' Internet capabilities.

  Interest Income. Interest income consists of earnings on our cash and cash equivalents. Interest income increased for the quarter ended June 30, 1998 as a result of higher average cash balances resulting from our Series B preferred stock financing, which was concluded in February 1998. For the three quarters ended March 31, 1999, we generated interest income in declining amounts as we spent the proceeds from our Series B preferred stock financing. Interest income increased slightly in the quarter ended June 30, 1999 as a result of higher average cash balances resulting from our Series C preferred stock financing, which was concluded in May 1999.

  Amortization of Stock-based Compensation. Amortization of stock-based compensation was relatively unchanged in each of the six quarters ended June 30, 1999. Amortization of stock-based compensation increased in the quarter ended December 31, 1998, primarily due to the grant of a stock option and stock purchase right to our newly hired President and Chief Executive Officer in October 1998. In the quarter ended June 30, 1999, amortization of stock-based compensation increased moderately, primarily due to the hiring of new employees, as well as an increase in the difference between the grant price and the deemed fair value of our common stock.

  Our quarterly and annual results of operations have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are beyond our control. Because of these and other factors, our quarterly revenues, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indicators of future performance. We may not be able to increase our revenues in future periods or sustain our existing level of revenues or our rate of revenue growth on a quarterly or annual basis. In addition, our annual or quarterly results of operations may not meet the expectations of securities analysts or investors. If this happens, the price of our stock would likely decrease. See "Risk Factors--We Have a Limited Operating History and Are Subject to Risks Encountered by Early-Stage Companies," "--We Have a History of Losses, Expect Future Losses and Cannot Assure You that We Will Achieve Profitability" and "--The Expected Fluctuations of Our Operating Results Could Cause Our Stock Price to Fluctuate."

Results of Operations

  The following table presents, for the periods indicated, certain statement of operations data as a percentage of revenues.

                                       Year Ended             Six Months
                                      December 31,          Ended June 30,
                                    ---------------------   -----------------
                                    1996    1997    1998     1998      1999
                                    -----   -----   -----   -------   -------
Revenues:
  Implementation fees..............  67.5%   48.5%   29.4%     36.0 %    23.5 %
  Service fees.....................  32.5    51.5    70.6      64.0      76.5
                                    -----   -----   -----   -------   -------
    Total revenues................. 100.0   100.0   100.0     100.0     100.0
Cost of revenues:
  Implementation...................  41.2    30.6    19.8      19.9      17.5
  Service..........................  16.7    25.5    43.9      38.7      49.4
                                    -----   -----   -----   -------   -------
    Total cost of revenues.........  57.9    56.1    63.7      58.6      66.9
                                    -----   -----   -----   -------   -------
      Gross profit.................  42.1    43.9    36.3      41.4      33.1
Operating expenses:
  Sales, general and
   administrative..................  51.8    63.3    50.8      50.7      50.9
  Research and development.........  36.2    40.6    31.0      33.7      25.3
  Amortization of stock-based
   compensation....................   --      3.8    10.3       7.1       7.9
                                    -----   -----   -----   -------   -------
    Total operating expenses.......  88.0   107.7    92.1      91.5      84.1
                                    -----   -----   -----   -------   -------
Loss from operations............... (45.9)  (63.8)  (55.9)    (50.1)    (51.0)
Interest income....................   --      2.2     3.2       3.5       1.4
Other income (expense), net........    .3     (.1)    (.2)      (.3)      (.5)
                                    -----   -----   -----   -------   -------
Net loss........................... (45.6)% (61.7)% (52.9)%   (46.9)%   (50.1)%
                                    =====   =====   =====   =======   =======

  Comparison of Six Months Ended June 30, 1998 and June 30, 1999

  Revenues. Revenues increased from $3.5 million for the six months ended June 30, 1998 to $7.1 million for the six months ended June 30, 1999. This increase was primarily due to the growth in service fees from $2.2 to $5.4 million. The number of active home banking end users increased over the same period from 167,000 to 411,000 and implementation fees increased from $1.3 million to $1.7 million.

  Gross Profit. Gross profit increased from $1.5 million for the six months ended June 30, 1998 to $2.3 million for the six months ended June 30, 1999. Gross margin declined from 42% to 33% primarily due to the costs associated with commencing installation of a redundant data center, and to a lesser extent due to increased service and customer support levels, additional quality assurance, consulting expenses and investment in networking services infrastructure. Implementation gross margin declined from 45% to 26% and service gross margin decreased from 39% to 35%. Implementation gross margin may vary from period to period based upon fluctuations in our implementation revenues and increases in our implementation infrastructure. However, such fluctuations should not have a significant impact on overall gross margin.

  Sales, General and Administrative. Sales, general and administrative expenses increased from $1.8 million for the six months ended June 30, 1998 to $3.6 million for the six months ended June 30, 1999. This increase was primarily due to an increase in sales commissions associated with higher revenues and higher personnel expenses for sales and marketing staff, and to a lesser extent due to trade show and other promotional expenses, and expenses for additional marketing support programs. This increase was also due to increased staffing for finance and accounting, new senior management positions and growth in recruiting and human resources expenses. Sales, general and administrative expenses as a percentage of revenues remained constant at 51% for each of the six months ended June 30, 1998 and 1999.

  Research and Development. Research and development expenses increased from $1.2 million for the quarter ended June 30, 1998 to $1.8 million for the six months ended June 30, 1999. This increase was primarily due to higher personnel expenses related to more full-time software engineering staff required for the functional enhancement of existing products and to a lesser extent due to the development of new products. Research and development expenses as a percentage of revenues decreased from 34% for the six months ended June 30, 1998 to 2.5% for the six months ended June 30, 1999, primarily as a result of an increase in revenues.

  Interest Income. Interest income decreased from $122,000 for the six months ended June 30, 1998 to $102,000 for the six months ended June 30, 1999. This decrease was primarily due to higher average cash balances in the six months ended June 30, 1998 as a result of our Series B preferred stock financing.

  Amortization of Stock-based Compensation. Amortization of stock-based compensation increased from $248,000 for the six months ended June 30, 1998 to $563,000 for the six months ended June 30, 1999. This increase was primarily due to the hiring of new employees and related stock option grants, as well as an increase in the difference between the grant price and the deemed fair value of our common stock.

  Comparisons of Years Ended December 31, 1996, 1997 and 1998

  Revenues. Revenues increased from $1.6 million in 1996 to $4.0 million in 1997, and to $8.2 million in 1998. These increases were driven primarily by growth in service fees, which increased from $508,000 in 1996 to $2.0 million in 1997 and to $5.8 million in 1998. To a lesser extent, the increase in revenues during these periods was the result of growth in implementation fees related to new contracts. The total number of active home banking end users rose from 16,000 at December 31, 1996, to 83,000 at December 31, 1997, and to 273,000 at December 31, 1998.

  Gross Profit. Gross profit increased from $657,000 in 1996 to $1.7 million in 1997, and to $3.0 million in 1998. These increases were primarily the result of the increases in revenues, particularly from service fees. Gross margin remained relatively stable at 42.1% in 1996 and 43.9% in 1997, and declined to 36.0% in 1998. This decline was primarily due to increased investments in our data center and network operations in order to improve system reliability and significantly enhance customer support, quality assurance and security.

  Sales, General and Administrative. Sales, general and administrative expenses increased from $809,000 in 1996 to $2.5 million in 1997, and to $4.0 million in 1998. These increases were primarily the result of increases in personnel and personnel-related costs to support our expanded operations.

  Research and Development. Research and development expenses increased from $565,000 in 1996 to $1.6 million in 1997, and to $2.7 million in 1998. These increases were primarily due to increases in personnel and personnel-related costs, product testing and enhancement, new interface development expenses and expenses related to the completion and commercial release of new products.

  Interest Income. Interest income increased from $0 in 1996 to $89,000 in 1997, and to $262,000 in 1998. This increase was primarily due to higher average cash balances in 1997 as a result of our Series A preferred stock financing, which concluded in March 1997, and higher average cash balances in 1998 as a result of our Series B preferred stock financing.

  Amortization of Stock-based Compensation. Amortization of stock-based compensation increased from $0 in 1996 to $151,000 in 1997, and to $844,000 in 1998. This increase was primarily due to the hiring of new employees and related stock option grants, as well as an increase in the difference between the grant price and the deemed fair value of our common stock.

Provision for Income Taxes

  We incurred operating losses from inception through June 30, 1999, and therefore have not recorded any significant provision for income taxes. We have recorded a valuation allowance for the full amount of our net operating loss carry-forwards, as the future realization of the tax benefit is not currently likely.

  As of June 30, 1999, we had net operating loss carry-forwards for federal and state tax purposes of approximately $10.4 million. The state tax loss carry-forwards expire in 2005 and the federal tax loss carry-forwards expire in 2012. Under the provisions of the Internal Revenue Code, certain substantial changes in ownership may limit the amount of net operating loss carry-forwards that could be utilized annually in the future to offset taxable income.

Liquidity and Capital Resources

  Since inception, we have financed our operations primarily through the private placement of equity securities, raising approximately $20.8 million, including $8.4 million raised in May 1999.

  At June 30, 1999, we had cash and cash equivalents of $10.8 million. We have a $2.0 million equipment leasing line of credit with a bank, under which $815,000 was outstanding at June 30, 1999. At June 30, 1999, we also had an additional $103,000 in equipment financing outstanding with an equipment leasing company.

  Cash used in operating activities was $468,000 for the year ended December 31, 1996, $1.5 million for the year ended December 31, 1997, $2.1 million for the year ended December 31, 1998 and $1.3 million for the six months ended June 30, 1999. The increases in cash used in operating activities were primarily due to increases in net loss.

  Cash used in investing activities was $254,000 for the year ended December 31, 1996, $768,000 for the year ended December 31, 1997, $1.7 million for the year ended December 31, 1998 and $1.0 million for the six months ended June 30, 1999. The increases in cash used in investing activities were primarily due to infrastructure expansion to meet end user growth and a $2.0 million expenditure for computers and other equipment for our second data center.

  We have no material commitments other than obligations under our credit facilities and operating and capital leases, including a sublease we entered into in August 1999 to occupy additional space in our principal facility in Calabasas, California beginning on December 1, 1999. See note 11 of notes to financial statements included elsewhere in this prospectus. Commitments under our new facility sublease are $528,000 for the next three years. Future capital requirements will depend upon many factors, including the timing of research and product development efforts and the expansion of our marketing efforts. We expect to continue to expend significant amounts on expansion of facility infrastructure, ongoing research and development, computer and related data center equipment, and personnel.

  We believe that our cash and cash equivalents balances and funds available under our existing lines of credit, together with the proceeds of this offering, will be sufficient to satisfy our cash requirements for at least the next 18 months. We intend to invest our cash in excess of current operating requirements in short-term, interest-bearing, investment grade securities.

Impact of Year 2000

  Many computers, software and other equipment include computer code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "Year 2000" problem.

  General Readiness Assessment. The Year 2000 problem affects the computers, software, other equipment that we use, operate or maintain for our operations, and services provided by third-party vendors. As a result, we have formalized our Year 2000 compliance plan, which is being implemented by a team of employees led by our internal information technology staff. This staff is responsible for monitoring the assessment, including potential effects and costs, of our Year 2000 projects and remediation of any Year 2000 problems. To date, we have obtained Year 2000 readiness verification from the majority of third-party service and product providers associated with our critical development and operations processes.

  Assessment of Digital Insight's Software and Products. Beginning in 1998, we began assessing the ability of our software and products to operate properly as a result of the Year 2000 problem. We believe that our current products are Year 2000 compliant. Additionally, as we design and develop new products, we subject them to testing for Year 2000 compliance and the ability to distinguish between various date formats. We will continue to test our software and products for stand-alone Year 2000 compliance as well as compliance when used with other standard operating systems or computer platforms. At present, we have conducted Year 2000 interface testing with our data processing vendor partners.

  Assessment of Internal Infrastructure. We have identified the majority of information technology systems, software and other equipment that are necessary to our internal operations. Other equipment includes office and facilities equipment, such as fax machines, telephone switches, security systems and other common devices which may be affected by the Year 2000 problem. We have evaluated this equipment to determine which items must be modified, upgraded, or replaced to minimize the possibility of material disruption to our business. Remediation is substantially complete. We expect the remaining remediation and deployment activities to be completed by September 30, 1999.

  Costs of Remedy Necessary. To date, our costs to address Year 2000 compliance have been approximately $95,000 and are included in operating expenses. We anticipate the additional costs to address Year 2000 compliance will be approximately $145,000, most of which we expect to incur in 1999. Significant uncertainty exists concerning the potential costs and effects associated with Year 2000 compliance. The actual remediation costs may be substantially higher than our current estimate.

  Based on the activities described above, we do not believe that the Year 2000 problem will have a material adverse effect on our business or operating results. In addition, we have not deferred any material information technology projects or equipment purchases as a result of our Year 2000 problem activities.

  Suppliers. As part of our Year 2000 compliance plan, we have contacted our third-party vendors of products and services integrated into our products to identify and, to the extent possible, resolve issues relating to the Year 2000 problem. However, we have limited or no control over the actions of these third-party vendors. Thus, while we expect that we will be able to resolve any significant Year 2000 problems with these third parties, there can be no assurance that these vendors will resolve any or all Year 2000 problems before the occurrence of a material disruption to the operation of our business. Any failure of these third parties to timely resolve Year 2000 problems with their systems could have a material adverse effect on our business, financial condition and results of operations.

  Most Likely Consequences of Year 2000 Problems. We expect to identify and resolve all Year 2000 issues that could materially adversely affect our business operations. However, we believe that it is not possible to determine with complete certainty that all Year 2000 problems affecting us have been identified or corrected. The number of devices and systems that could be affected and the interactions among these devices and systems are too numerous to address. In addition, no one can accurately predict which Year 2000-related failures will occur or the severity, timing, duration, or financial consequences of these potential failures. As a result, we believe that the following consequences are possible:

  . operational inconveniences and inefficiencies for us and our customers that will divert management's time and attention and financial and human resources from ordinary business activities; and

  . business disputes alleging that we failed to comply with the terms of contracts or industry standards of performance, some of which could result in litigation or contract termination.

  Contingency Plans. We are currently developing contingency plans to be implemented if our efforts to identify and correct Year 2000 problems affecting our internal systems are not effective. We expect to complete our contingency plans by September 30, 1999. Depending on the systems affected, these plans could include:

  .  accelerated replacement of affected equipment or software;

  . short to medium-term use of backup equipment and software or other redundant systems;

  . increased work hours for our personnel or the hiring of additional information technology staff; and

  . the use of contract personnel to correct, on an accelerated basis, any Year 2000 problems that arise or to provide interim alternate solutions for information system deficiencies.


  Our failure to implement any of these contingency plans could have a material adverse effect on our business, financial condition and results of operations.

  Worst Case Scenario. The worst case scenario for Year 2000 problems for us would be to cease normal operations while we attempted to respond to Year 2000 problems in our internal systems. Although we do not believe that our business would come to a standstill in the worst case scenario, we could experience severe operational disruptions and inefficiencies resulting in delays in delivering our products and services and a corresponding decrease in revenues.

  Disclaimer. The discussion of our efforts and expectations relating to Year 2000 compliance are forward-looking statements. Our ability to achieve Year 2000 compliance, and the level of incremental costs associated therewith, could be adversely affected by, among other things, the availability and cost of contract personnel and external resources, third-party suppliers' ability to modify proprietary software, and unanticipated problems not identified in the ongoing compliance review.

Recently Issued Accounting Pronouncements

  In 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." These statements, which were adopted effective January 1, 1998, did not have a significant impact on our financial statements.

                                   BUSINESS

Overview

  Digital Insight is the leading provider of real time Internet banking services to credit unions, small to mid-sized banks, and savings and loans with assets of less than $10 billion. We offer these community financial institutions a cost-effective outsourced service, branded in their name, which includes home banking for their individual customers, business banking for their commercial customers, a targeted marketing program to enable them to effectively sell additional financial services to end users, and customized web site design and implementation services. As of June 30, 1999, we had contracted with over 370 financial institution customers. The contracted home banking customers had over 9.2 million potential end users. Of these potential end users, over 410,000 were actively using our home banking application.

  We provide community financial institutions with a comprehensive and secure Internet solution that can be installed rapidly with a high degree of customization. Our solution is designed to be readily expandable, or scalable, as the number of users grows. Our solution also offers high levels of service and system redundancy. We work closely with leading data processing vendors so that our financial institution customers can leverage the investment they have made in existing data processing systems by fully integrating them with an Internet solution.

  We earn revenues from implementation fees that our customer financial institutions pay us for establishing their Internet banking services, and recurring service fees based on end user adoption and usage, as well as web site hosting and maintenance and other monthly services. During the six months ended June 30, 1999, approximately 77% of our revenues came from recurring fees.

Industry Background

  The Internet has emerged as the fastest growing communications medium in history and is dramatically changing the way businesses and individuals communicate and conduct commerce. International Data Corporation, a leading provider of research for the information technology industry, estimates that the number of Internet users worldwide will increase from approximately 97 million in 1998 to 320 million by 2002.

  Businesses have embraced the Internet as an important means for communicating and transacting business with customers. Although early business web sites were primarily used for one-way presentation of basic product and company information, technological advances now offer companies the opportunity to make their web sites interactive and transaction-based, enabling the development of a wide range of electronic commerce, or e-commerce, applications. International Data Corporation estimates that revenue from business to consumer e-commerce will increase from approximately $15 billion in 1997 to more than $178 billion in 2003, a compound annual growth rate of 51%. Forrester Research estimates that revenue from business to business e-commerce will increase from approximately $43 billion in 1998 to more than $1.3 trillion in 2003, a compound annual growth rate of 98%.

  The Internet is increasingly being utilized as a medium for financial transactions and services, including banking, brokerage and insurance. Personal finance was the most heavily used content channel on America Online in the first quarter of 1999, with an average of 10.7 million user hours per month, as compared to 10.1 million user hours for games, 7.7 million user hours for news and 4.7 million user hours for merchandise shopping. In particular, consumers, businesses and financial institutions are recognizing that the Internet is a powerful and efficient medium for the delivery of banking services, including home banking, bill payment and other services for individuals, and cash management, payroll and other services for the commercial customers of financial institutions. Consumers and small businesses use Internet banking because of its 24-hour-a-day, 7-day-a-week convenience and the ability to perform a wide range of transactions from any personal computer or Internet-enabled device.

  International Data Corporation estimates that there were approximately 3.4 million users banking over the Internet in the United States at the end of 1998 and projects that that number will increase to over 37 million by 2003. In response to this demand, an increasing number of financial institutions are offering Internet-based banking services. International Data Corporation estimates the number of banks offering online banking services will increase from 1,150 in 1998 to 15,845 by 2003, and that these services will be offered primarily via the Internet. Internet banking enables financial institutions to provide one-stop shopping to their customers by collecting and consolidating financial data from a number of sources, including all of the customer's accounts at that institution as well as information from other Internet sources such as online brokerage and insurance firms. Internet banking also allows a financial institution to collect and analyze customer data for use in targeted marketing programs.

  Customer service issues are motivating financial institutions to offer Internet banking. According to a survey conducted by Mentis Corporation, a recognized financial industry market research firm, financial institutions offer Internet banking in order to:

  . attract new customers, retain existing customers, increase customer loyalty and improve customer access;

  .  offer additional value-added services and remain competitive;

  .  generate revenue;

  .  decrease service costs; and

  .  reduce branch traffic.

  Early Internet banking initiatives were undertaken primarily by large financial institutions. According to Online Banking Report, over 50% of the 100 largest banks in the United States offer Internet banking. By contrast, only approximately 5% of community financial institutions currently offer Internet banking. Nevertheless, there are approximately 22,000 credit unions, banks, and savings and loans in the United States with assets of less than $10 billion each. These community financial institutions hold approximately $2.2 trillion in deposits, or 56% of total U.S. customer deposits. As a result of the adoption of Internet banking services by their larger competitors, community financial institutions are finding themselves under increasing pressure to offer Internet home banking and business banking services. Community financial institutions are realizing that if they do not provide these services, or if their offerings are inadequate, they risk losing customers to larger institutions, Internet-only banks, or locally competitive community financial institutions who do offer these services.

  Community financial institutions have been slow to adopt Internet banking services as a result of several factors. A financial institution undertaking its own Internet banking service must develop or acquire the relevant expertise, dedicate appropriate information technology resources, and spend significant time and capital on the project. In addition, a financial institution must work closely with its data processing vendor or vendors to develop workable interfaces between its core systems and its Internet solution.

  In order to remain competitive, community financial institutions require a low-cost, outsourced Internet-based banking solution. The solution must be rapidly and cost-effectively implemented, interface seamlessly and in real time with the financial institution's data processing vendor or vendors, preserve and extend the financial institution's own brand and provide suitable features to end users. An Internet-based solution must also be secure, reliable and scalable. Finally, the solution should provide a platform for target marketing of financial services and potentially broader e-commerce offerings. These offerings would provide community financial institutions with additional revenue opportunities and appeal to end users who are increasingly using the Internet to research, evaluate and purchase a broad array of products and services.

The Digital Insight Solution

  Digital Insight is the leading provider of real time Internet banking services to community financial institutions. The service includes a content-rich home banking application for retail customers and a business banking application for commercial customers. AXIS Home Banking, our consumer product, includes account management, account transfers and interfaces to personal financial management software, bill payment, stock quotes and other expanded services. AXIS Cash Management, our small business product, includes similar features as well as payroll/direct deposits and other services. To enable financial institutions to sell additional financial services to their end users based on individual profiles, we also offer target marketing programs to our customers. We also provide customized web site design, implementation, maintenance and hosting services to our customers.

  Our solution offers the following benefits to community financial institutions:

  . Comprehensive and Customizable Solution. We provide full service bureau support to customers who desire such an environment, including hosting of web sites, web site maintenance, reporting tools and customized online account presentations. Our home banking and business banking applications can be configured to offer end users a variety of standard and optional features. Our web site design and implementation services also enable customers to establish Internet banking services with a look and feel that preserves their unique brand identity.

  . Real Time Online Architecture. Our architecture allows real time communication with financial institutions' core data processing systems in order to retrieve account information as needed. Unlike batch processing, real time data processing allows for transactions conducted on the web site to be immediately reflected on the host system, and allows for transactions conducted at the financial institution to be immediately reflected on the web site. As a result, the information we present to consumers can be current with the financial institution's own data, with as much transaction history as is then available from the institution. For example, if an end user makes a withdrawal at a branch, it will be reflected instantaneously online.

  . Extensive Data Processing Vendor Relationships. Our solution provides direct links, or interfaces, with multiple vendors of core banking software and data processing services to financial institutions. We have developed interfaces to the systems of 21 data processing vendors, who serve more than 6,000 community financial institutions, and we have interfaces for 10 additional vendors in development. By working directly with these vendors, we enable our customers to offer real time presentations of end user account data and we can quickly and cost-effectively install our systems with customers of these vendors. Our interfaces also allow for tight integration with other functions supported by the data processing vendor, such as loan origination and statement and check imaging.

  . Scalable, Reliable and Secure Service. Our system can scale rapidly to accommodate increased numbers of end users. A financial institution can take advantage of our data center and the server infrastructure of its data processing vendor to scale to meet demand, without building its own separate server infrastructure. Our service is also highly reliable, with an up-time availability record averaging 99.3% during the six-month period ended May 31, 1999. Further, our systems incorporate sophisticated data encryption techniques, a series of firewalls between the Internet and our customers, and several layers of security technology in order to minimize unauthorized access to our network.

  . Rapid and Affordable Implementation. Our solution can be rapidly implemented and represents an affordable alternative to internally developed Internet banking services for community financial institutions. Average implementation times for our home banking application range from one to three months, depending on the complexity of web site design requests and the availability of an existing interface with a customer's data processing vendor. The typical implementation cost for a home banking application is less than $50,000.

  . Flexible Service Capabilities. Our applications are designed to be deployed in a variety of environments, depending on a customer's needs. A customer can use our data center in a service bureau arrangement, house its own dedicated hardware in our data center or host our systems in its own facility. Importantly, customers can migrate from one environment to another as their needs evolve. In addition, we have the flexibility to support data processing vendors whose systems are either batch or realtime.

  . Platform for Value-Added Services and Target Marketing. We enable financial institutions to expand their Internet presence beyond their core banking functions by providing additional value-added products and services to their customers. These services include bill payment and delivery of third- party services such as stock quotes. Our real time solution is also capable of gathering relevant end-user account activity information and usage profiles, enabling financial institutions to target timely and appropriate services to their customers, thereby creating additional revenue opportunities. We believe that these additional product and service offerings will allow our customers to derive additional revenue from existing and new end users.

The Digital Insight Strategy

  Our objective is to increase our position as the leading provider of Internet banking services to community financial institutions as well as to provide these institutions with a competitive platform which will permit them to exploit e-commerce opportunities.

  . Increase the Number of Community Financial Institutions. We intend to leverage our leading market position to further penetrate the substantial market for an outsourced Internet banking solution among community financial institutions. As of June 30, 1999, we had contracts with over 370 community financial institutions in over 40 states. We achieved early leadership among credit unions who, as a group, adopted Internet banking more rapidly than community banks. Over the past two years, we have begun to leverage our strong credit union customer base to increase our sales efforts with banks. We also intend to increase the number of customers by selectively expanding our international sales, both directly and through strategic alliances with international partners.

  . Increase End User Penetration. As of June 30, 1999, our home banking customers had more than 9.2 million potential end users. For the financial institutions who had fully deployed our solution by June 30, 1998, the aggregate percentage of their customers utilizing home banking rose from 3.9% at June 30, 1998 to 8.1% at June 30, 1999. We work with our financial institution customers to expand the number of end users of our home banking and business banking services through marketing assistance programs and sharing best practices. We intend to continue to train the staff of financial institutions in marketing and promoting Internet banking services using the information and skills we have gained through our experience in Internet banking implementations.

  . Increase the Number of Interfaces to Core Data Processing Systems. We intend to increase the number of our interfaces to core data processing systems to allow our products to interface with more financial institutions. Our strategy is to maintain neutrality among vendors, in order to serve the broadest possible base of financial institutions. We currently interface with vendors providing services to over 6,000 community financial institutions and our intermediate-term goal is to increase this coverage to more than 12,000 community financial institutions. A group of our engineers is dedicated to developing interfaces to new data processing vendors.

  . Broaden Product Offerings. We plan to offer new and enhanced products and services to attract additional traffic onto our network of community financial institutions and other business partners. We intend to enhance the capabilities, or functionality, of our products to capitalize on the trend of consumers to integrate financial services information and transactions and to expand our target marketing capability. New functionality and services are expected to include bill presentment, or the delivery of interactive electronic bills over the Internet, online loan origination, online check imaging and online statement delivery.

Products and Services

  Our primary products are home banking and business banking applications. These applications allow a financial institution to create a customized Internet banking service using an array of standard and optional features. We complement our primary banking applications with additional tools, such as target marketing, and with implementation and web site services.

  Home Banking

  Our AXIS Home Banking application is an Internet-based system through which community financial institutions are able to provide home banking to their retail customers. Standard features of this application include:

  . Account information: End users can view balance information and transaction history in real time for deposit accounts, such as checking and savings, and loan accounts, such as consumer, credit cards, automobile and mortgage.

  . Funds transfer: End users can transfer funds among accounts, including making loan payments.

  . Interfaces with personal financial management software: End users can download their account information into Quicken and Microsoft Money.

  In addition to these standard features, financial institutions can also choose to include the following home banking optional features:

  . Bill payment: End users can pay bills electronically 24 hours a day, seven days a week. End users can schedule one-time or recurring payments, and can view payment history at their convenience.

  . Online applications: End users can submit electronic loan, credit card or other applications safely and securely to their financial institution.

  . Online services and additional features: End users can track stock prices, calculate portfolio values, order U.S. Savings Bonds, make check image requests and order checks.

  Business Banking

  Our AXIS Cash Management application provides a full range of Internet business banking services for commercial customers of community financial institutions. Standard features of this application include:

  . Administration platform: Businesses can control access to business banking and account features in order to provide financial and audit controls for their staff.

  . Account information: Businesses can view account balances and transaction history, and reconcile accounts instantly.

  . Funds transfer: Businesses can actively manage their accounts, setting up future-dated transfers and automatic transfers of available balances among accounts.

  . Stop payment placement: Businesses can place stop payment orders on checks.

  . File export: Businesses can export their account information into a computer file or into business financial management and accounting software such as QuickBooks.

  Optional features of AXIS Cash Management include:

  . Bill payment: End users can pay bills electronically 24 hours a day, seven days a week. End users can schedule one-time or recurring payments and can view payment history at their convenience.

  . Automated Clearing House services: Businesses can initiate electronic payments, including business to business, payroll direct deposit disbursements and electronic state and federal tax payments.

  . Wire transfers: Businesses can originate wire transfers of funds to accounts with other financial institutions or trade partners.

  . Online services and additional features: Businesses can complete predefined loan and other applications, make photocopy requests, order checks, and track portfolios.

  Target Marketing

  Our recently introduced Target Marketing module is designed to help make the financial institution's web site a cost-effective sales tool. This module is currently available for our home banking application and is expected to be available for our business banking application later this year. Target Marketing allows financial institutions to individually target their account holders and present them with opportunities to buy products and services to fit their needs. The Target Marketing module gives financial institutions the ability to:

  . analyze end users' demographic and financial profiles and online activity, and apply a set of screening criteria to select appropriate marketing promotions;

  . present individually-targeted marketing promotions, such as advertisements for loans, to end users when it is most appropriate;

  . incorporate account sign-up forms and loan applications into specific promotions;

  .  create time-limited promotions and seasonal messages; and

  .  change messages daily, hourly or randomly.

  AXIS Management Console

  Our Internet services management console provides our customers with a set of tools to actively manage their Internet banking system. With this management console, a financial institution can remotely manage its web site, generate reports on daily activities and keep transaction logs and activity records for all site events. A financial institution can also use this management console to configure the Target Marketing module for specific promotions.

  Implementation Services and Web Site Development

  For financial institutions without an existing web site, our team of experts develop a fully interactive site. Working closely with the customer, the team designs the site to incorporate the features and capabilities required by the institution, including the integration of proprietary and value-added financial services such as application forms, financial calculators and links to other web sites. For customers with an existing web site, our implementation services are focused on integrating the home banking and/or business banking application into that site. In both instances, financial institutions can elect to have Digital Insight host and maintain their web site. We provide a team of web site experts who program the placement and formatting of digitized text for a financial institution's Internet site, including all connections to other web sites.

Systems Architecture

  Overview

  Our applications are designed to be deployed in a service bureau environment, resource managed environment, or an in-house environment. In a service bureau environment, the financial institution's web site and home banking application share resources with other financial institutions in our data center. These shared resources include hardware such as our servers, as well as data transmission capacity, known as bandwidth. In a resource managed environment, a financial institution has dedicated bandwidth and hardware but the system is still located in our data center. In an in-house environment, a financial institution runs the system out of its own data center. In all environments, the financial institution or data processing vendor is connected to Digital Insight through our private frame relay network.

  Our systems architecture is designed to provide real time data acquisition, processing and presentation for Internet home banking and other applications. Our application servers make use of information exchange brokers that retrieve and initiate transactions using data located on financial institutions' host systems, bill payment providers' servers, stock information databases or relational databases. Our applications are driven by templates which define how data is to be presented. This template driven approach allows customization by our financial institution customers by supporting multiple languages and multiple web site designs.

  We believe that our real time architecture is more scalable than traditional batch systems, which warehouse and store duplicate data. Instead of duplicating each financial institution's host system by daily batch transmittal of customer information, we communicate in real time through a private frame relay network to retrieve account information as needed. Real time data processing allows for transactions conducted on the web site to be immediately reflected on the host system and vice versa. In contrast, in batch systems, home banking transactions are not immediately sent to the financial institution's host system for processing but are stored in a database at the home banking data center. In addition, transactions processed at the financial institution are only reflected in a batch system home banking application after this data is uploaded to the data center. As a result, batch systems can result in impairment of data integrity, as information on the host system may be different from that of the Internet home banking application at any particular time.

  Future Impact of Second Data Center

  We currently provide our services out of one data center located at our headquarters in Calabasas, California. We expect to open a second data center that we will manage at an Exodus Communications facility in Herndon, Virginia. This second data center is expected to be fully operational as a working backup data center in the fourth quarter of 1999. When operational, this data center will allow for greater scalability and increased functionality by providing backup functions to the Calabasas data center.

  Transaction Flow

  The following simplified diagram illustrates the transaction flow in a typical service bureau or resource managed home banking or business banking application, either through our current Calabasas data center or through our second backup data center under construction in Herndon, VA:

                 [TRANSACTION FLOW CHART APPEARS HERE]


 . Step 1: An end user initiates a banking transaction from his or her browser by going to the financial institution's secure web site. Our system will direct the transaction to the then currently operational data center.

 . Step 2: Our protocol translation and delivery technology translates the request from web messaging protocol into our internal messaging protocol, and then into a protocol understood by the target host processor.

 . Step 3: Requests are sent over a private frame relay network and processed in real time by the target host processor, which sends the response back to us to be processed and ultimately delivered back to the end user's browser.

 Excluding presentation to the end user, all of this processing generally takes less than five seconds.

Customers

  Our target market is the approximately 22,000 community financial institutions in the United States with assets of less than $10 billion each. Within our target market, we focus on community financial institutions that rely on one or more of the data processing vendors with whom we have developed interfaces. At present, we have interfaces with data processing vendors serving over 6,000 community financial institutions. We are seeking to expand the number of vendors with whom we have interfaces.

  As of June 30, 1999, we had contracts with over 370 financial institutions to provide one or more of our products and services. Of these institutions, over 245 have contracted with us for home banking, with more than 410,000 active end users. Based on publicly available regulatory submissions, as of June 30, 1999, our home banking customers had more than 9.2 million potential end users. For the year ended December 31, 1998 and the six months ended June 30, 1999, no individual customer accounted for 5% or more of our revenues.

  The table below sets forth our ten largest home banking customers as of June 30, 1999 in the categories of banks/savings and loans and credit unions, based on the number of potential end users.

          Banks/Savings and Loans                    Credit Unions
          -----------------------                    -------------
      Trust Company of New Jersey      The Golden 1 Credit Union
      Reliance Federal Savings         Government Employees Federal Credit Union
      Commonwealth Bank, Pennsylvania  AT&T Family Federal Credit Union
      First Southern Bancorp           Teachers Credit Union
      Keystone Savings Bank            Community Credit Union
      Centier Bank                     Portland Teachers Credit Union
      American Bank of Texas           ESL Federal Credit Union
      Commercial Bank of New York      North Island Federal Credit Union
      Brookline Savings Bank           Mountain America Credit Union
      Patriot Bank                     San Diego County Credit Union


Third-Party Relationships

  We have relationships with multiple vendors of core data processing software and outsourced data processing services to financial institutions. Agreements with these vendors allow us to interface to the financial institutions' host systems to provide real time access to a financial institution's account data. We have developed interfaces to the systems of 21 data processing vendors who provide services to more than 6,000 community financial institutions. We currently have interfaces for 10 additional vendors in development. Among the data processing vendors with whom we interface are: BancTec, CSI, EDS Cube, EDS Miser, Fiserv divisions such as Aftech, CBS, Galaxy and Summit, Jack Henry, OSI, Symitar Systems, USERS Inc. and XP Systems. Among the interfaces under development are ALLTEL and M&I Data Services.

  To deliver bill payment services, we have relationships with major providers such as M&I Data Services and CheckFree. We also have relationships with third parties, including the U.S. Treasury, DecisionOne, 800 Support, Intuit and Microsoft, to provide other related functions to our customers.

Sales and Marketing

  We utilize a direct sales model. As of June 30, 1999, our sales and marketing staff consisted of 27 professionals, who are regionally based to facilitate the development of strong relationships with customers. The sales staff is responsible for prospecting and acquiring new accounts as well as managing current accounts and cross-selling additional products into those accounts. We expect to significantly increase our sales and marketing infrastructure over the next 12 months.


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

  Our typical sales cycle is approximately six months for new customers and approximately two months for follow-on or upgrade sales to existing customers. Our primary customer contact for new sales in smaller community financial institutions is generally the chief executive officer, the chief financial officer or the chief information officer, or a combination of these three, and in larger community financial institutions, our primary contact is generally the head of retail banking or business banking. Our primary customer contact for follow-on sales is usually the functional manager for the community financial institution or the direct manager of Internet banking for that institution.

  Our primary marketing efforts are focused on building brand awareness among community financial institutions and identifying potential customers. Our marketing efforts include:

  . telemarketing, through which we make an average of 300 new financial institution contacts a month;

  . press relations, which are managed by an outside public relations firm that specializes in banking and financial industries;

  . direct mail, which uses product and service literature as well as reprints of news articles;

  .  trade shows, with 26 appearances scheduled for 1999; and

  . meetings with national and regional user groups of Internet banking services and third-party data processing vendors, with 14 scheduled for 1999.


Product Development

  As of June 30, 1999, our product development staff consisted of 32 software developers and engineers. Their development efforts are focused on:

  . Enhancements to Existing Products. We are developing new features and functions for our home banking and business banking products in order to provide a broader range of functions, including Internet loan origination and bill presentment. For example, we are currently developing a bill presentment graphical user interface for release in 1999.

  . Interfaces with Data Processing Vendors. We are continuing to enhance and expand our interfaces to financial institution core data processing systems. A variety of different systems are utilized by both banks and credit unions. We currently interface with vendors representing over 6,000 community financial institutions and our intermediate-term goal is to increase this coverage to more than 12,000 community financial institutions.

  . Additional Web Site Customization. We intend to offer financial institutions additional options and capabilities for customization of their web sites by creating more templates and making these templates more flexible.

  . Enhancements to Target Marketing. We intend to add features to Target Marketing to support a broader range of e-commerce activities.

  . Other Products and Services. We are working to expand our offerings to include related financial service capabilities such as online insurance, brokerage, credit history management, tax preparation and filing and merchant services.

Competition

  The market for Internet banking services is highly competitive, and we expect that competition will intensify in the future. In the area of home banking, we primarily compete with other companies that provide outsourced Internet banking services to community financial institutions, including FundsXpress, nFront, Online Resources, Q-Up and Virtual Financial. Also, vendors such as Corillian, Edify, Integrion and Security First Technologies, who primarily target the largest financial institutions, occasionally compete with us for community financial institution customers. In addition, several of the vendors offering data processing services to financial institutions offer their own Internet banking solutions, including EDS, Fiserv, Jack Henry and M&I Data Services. Local competition for home banking services is provided by more than 100 smaller online service outsourcing companies located throughout the United States.

  Our primary competition for providing the business banking services that financial institutions offer their commercial customers are vendors of cash management systems for large corporations such as ADP, Magnet and Pulitzer & Haney.

  We also face potential indirect competition from Internet portals such as E*TRADE and Yahoo! which might serve as an alternative to financial institutions' web sites, particularly for bill presentment services. In addition, we could experience competition from our customer financial institutions and potential customers who develop their own online banking solutions. Rather than purchasing Internet banking products and services from third-party vendors, community financial institutions could develop, implement and maintain their own services and applications. We can give no assurance that these financial institutions will perceive sufficient value in our products and services to justify investing in them.

  We believe that our ability to compete successfully depends upon a number of factors, including:

  . our market presence with community financial institutions and related scale advantages;

  . the reliability, security, speed and capacity of our systems and technical infrastructure;

  . the comprehensiveness, scalability, ease of use and service level of our products and services;

  . our ability to interface with vendors of data processing software and services;

  . our pricing policies and the pricing policies of our competitors and suppliers;

  . the timing of introductions of new products and services by us and our competitors; and

  .  our ability to support unique customer requirements.

  We expect competition to increase significantly as new companies enter our market and current competitors expand their product lines and services.

Government Regulation

  The financial services industry is subject to extensive and complex federal and state regulation. Our current and prospective customers, which consist of financial institutions such as commercial banks, savings and loans, credit unions, thrifts, securities brokers, finance companies, other loan originators, insurers and other providers of financial services, operate in markets that are also subject to rigorous regulatory oversight and supervision. Our customers must ensure that our services and related products work within the extensive and evolving regulatory requirements applicable to them, including those under federal and state truth-in-lending and truth-in-deposit rules, usury laws, the Equal Credit Opportunity Act, the Fair Housing Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act, the Bank Secrecy Act and the Community Reinvestment Act. The compliance of our products and services with these requirements depends on a variety of factors including the particular functionality, the interactive design and the classification of the customer. Our financial services customers must assess and determine what is required of them under these regulations and are responsible for ensuring that our system and the design of their site conform to their regulatory needs. We do not make representations to customers regarding applicable regulatory requirements, and rely on each customer to identify its regulatory issues and to adequately specify appropriate responses. It is not possible to predict the impact that any of these regulations could have on our business.

  We are not licensed by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the National Credit Union Administration or other federal or state agencies that regulate or supervise depository institutions or other providers of financial services. We are subject to examination by the Federal depository institution regulators under the Bank Service Company Act and the Examination Parity and Year 2000 Readiness for Financial Institutions Act. These regulators have broad supervisory authority to remedy any shortcomings identified in any such examination. We are also subject to encryption and security export laws and regulations which, depending on future developments, could render our business or operations more costly, less efficient or impossible.

  Federal, state or foreign authorities could adopt laws, rules or regulations affecting our business operations, such as by requiring us to comply with data, record keeping and other processing requirements. We may become subject to additional regulation as the market for our business evolves. It is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics and quality of services and products. Existing regulations may be modified. For example, we are not subject to the disclosure requirements of Regulation E of the Federal Reserve Board under the Electronic Fund Transfer Act, because we do not agree with consumers to provide them with electronic funds transfer services or provide access devices (such as cards, codes or other means of accessing accounts to initiate electronic funds transfers) to them. Regulation E regulates certain electronic funds transfers made by providers of access devices and electronic fund transfer services. Under Regulation E, our customers are required, among other things, to provide certain disclosure to retail customers using electronic transfer services, to comply with certain notification periods regarding changes in the terms of service provided and to follow certain procedures for dispute resolutions. The Federal Reserve Board could adopt new rules and regulations for electronic funds transfers that could lead to increased operating costs and could also reduce the convenience and functionality of our services, possibly resulting in reduced market acceptance. If enacted or deemed applicable to us, the laws, rules or regulations applicable to financial services activities would render our business or operations more costly, burdensome, less efficient or impossible. We cannot assure that federal, state or foreign governmental authorities will not adopt new regulations addressing electronic financial services or operations generally that could require us to modify our current or future products and services. The adoption of laws or regulations affecting our business or our customer banks' business could have a material adverse effect on our business, financial condition and results of operations.

  A number of proposals at the federal, state and local level and by certain foreign governments would, if enacted, expand the scope of regulation of Internet-based financial services and could impose taxes on the sale of goods and services and certain other Internet activities. Any development that substantially impairs the growth of the Internet or its acceptance as a medium for transaction processing could have a material adverse effect on our business, financial condition and operating results.

Proprietary Rights

  Although we believe that our success is more dependent upon our technical expertise than our proprietary rights, our future success and ability to compete is dependent in part upon our proprietary technology. None of our technology is currently patented. Instead, we rely on a combination of contractual rights and copyright, trademark and trade secret laws to establish and protect our proprietary technology. We generally enter into confidentiality agreements with our employees, consultants, resellers, customers and potential customers. We also limit access to and distribution of our source code, and further limit the disclosure and use of other proprietary information. We cannot assure that the steps taken by us in this regard will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use our products or technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

Facilities

  Our principal offices currently occupy approximately 30,385 square feet in Calabasas, California, pursuant to a lease which expires in 2003. In August 1999, we entered into a sublease to occupy an additional 16,085 square feet in our principal facility in Calabasas, California, beginning on December 1, 1999. Our principal data center is located in this facility. We have also entered into a service agreement for a second data center serviced by Exodus Communications in Herndon, Virginia. We believe that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

Employees

  As of June 30, 1999, we had a total of 132 full-time employees, including 57 in operations, 27 in sales and marketing, 32 in research and development and 16 in finance and administration. None of our work force is currently unionized. We have not experienced any work stoppages and consider our relations with our employees to be good.

Legal Proceedings

  From time to time we may be involved in litigation arising in the normal course of our business. We are not a party to any litigation, individually or in the aggregate, that we believe would have a material adverse effect on our financial condition or results of operations.

                                  MANAGEMENT

Executive Officers and Directors

  The following table sets forth information regarding the executive officers and directors of Digital Insight as of September 8, 1999:

Name                     Age                            Position
----                     ---                            --------
John Dorman.............  49 Chairman of the Board, Chief Executive Officer and President

Paul Fiore..............  34 Executive Vice President, Co-Founder and Director

Mehariar Hasan..........  40 Vice President, Product Management

Daniel Jacoby...........  33 Vice President, Chief Technology Officer and Co-Founder

Kevin McDonnell.........  38 Vice President, Finance, Chief Financial Officer and Secretary

Steven Reich............  40 Vice President, Sales and Marketing

Stephen Zarate..........  53 Vice President and Chief Information Officer

John Jarve(2)...........  43 Director

Nader Kazeminy..........  34 Director

James McGuire(1)(2).....  55 Director

Ofer Nemirovsky.........  41 Director

Robert North(1)(2)......  63 Director

--------
(1) Member of the audit committee.
(2) Member of the compensation committee.

  John Dorman. Mr. Dorman has been our President and Chief Executive Officer and a director since October 1998. Mr. Dorman was appointed Chairman of the Board in June 1999. Prior to his appointment as our President and Chief Executive Officer, Mr. Dorman was Senior Vice President for Oracle Worldwide Financial Services from August 1997 to October 1998. Prior to joining Oracle, Mr. Dorman was founder, President, and Chief Executive Officer of Treasury Services Corporation, known as TSC, a provider of management information solutions to the financial services industry, from 1983 to 1997. TSC was sold to Oracle in 1997. Prior to serving at TSC, Mr. Dorman spent 11 years in the banking industry as a senior financial executive for Union Bank of California. Mr. Dorman holds a BA degree in business administration and philosophy from Occidental College and an MBA in finance from the University of Southern California.

  Paul Fiore. Mr. Fiore is a co-founder of Digital Insight and has served as our Executive Vice President since October 1998 and as a director since March 1997. From March 1997 to October 1998, Mr. Fiore was President of Digital Insight and from July 1995 to March 1997, Mr. Fiore served as President of Digital Insight LLC, the predecessor of Digital Insight. Prior to co-founding Digital Insight LLC in July 1995, Mr. Fiore was Vice President, Strategy & Plans for XP Systems, a provider of turn-key data processing solutions for credit unions, from March 1994 to July 1995. Before joining XP Systems, Mr. Fiore was Vice President and Chief Financial Officer for AT&T Employees Federal Credit Union from October 1989 to March 1994. Prior to joining AT&T, Mr. Fiore was a financial analyst for Lehman Brothers. Mr. Fiore graduated from New York University with a BS degree in management and finance.

  Mehariar Hasan. Mr. Hasan joined Digital Insight as Vice President, Product Management in July 1999. Prior to joining Digital Insight, Mr. Hasan was Senior Vice President, Strategic Marketing for Transamerica Corporation from June 1996 to July 1999. Prior to joining Transamerica, Mr. Hasan served as Director of Consulting for TSC, a provider of management information solutions to the financial services industry, from November 1994 to June 1996. Prior to joining TSC, Mr. Hasan served in a variety of management roles for American Savings Bank from November 1986 to November 1994. Mr. Hasan holds a BA in Economics and an MS in Finance from the University of Arizona.

  Daniel Jacoby. Mr. Jacoby is a co-founder of Digital Insight and has served as Vice President and Chief Technology Officer since March 1997. From July 1995 to March 1997, Mr. Jacoby served as Chief Technology Officer of Digital Insight LLC. Prior to co-founding Digital Insight in 1995, Mr. Jacoby served in various technical and managerial positions for XP Systems from February 1989 to June 1995. Mr. Jacoby holds a BS degree in biomechanical engineering from the University of California, San Diego.

  Kevin McDonnell. Mr. McDonnell joined Digital Insight as Vice President, Chief Financial Officer and Secretary in March of 1999. Prior to joining Digital Insight, Mr. McDonnell was Executive Vice President and Chief Financial Officer for Rockford Industries, a specialty finance company, from July 1997 to February 1999. From October 1995 to July 1997, Mr. McDonnell served as Vice President and Chief Financial Officer for Printrak International, a provider of automated fingerprint identification systems. From October 1992 to October 1995, Mr. McDonnell served as Vice President and Chief Financial Officer of Mobile Technology, Inc., a medical services company. Mr. McDonnell has a BA degree in business administration from Loyola Marymount University and a JD degree from Loyola Law School.

  Steven Reich. Mr. Reich joined Digital Insight as Vice President of Sales and Marketing in May 1998. Prior to joining Digital Insight, Mr. Reich served as a management consultant and spent ten years from 1987 to 1997 with TSC, a provider of management information solutions to the financial services industry, in a variety of management roles. Before joining TSC, Mr. Reich worked at the consulting firm of Kaplan Smith and Associates as a Senior Consulting Associate. He holds a BS degree in business administration from Arizona State University and an MBA from Claremont Graduate School.

  Stephen Zarate. Mr. Zarate has served as Vice President and Chief Information Officer since March 1999. Prior to joining Digital Insight, Mr. Zarate was Chief Information Officer for PeopleSoft from June 1993 to March 1999, where he was responsible for the company's worldwide internal applications, communications, infrastructure and technology. Prior to joining PeopleSoft, Mr. Zarate was the Managing Director of Golden Gate Bank from October 1988 to April 1993. Mr. Zarate has a BA degree in political science and history from San Francisco State University.

  John Jarve. Mr. Jarve has been a director of Digital Insight since March 1997. He is a general partner and managing director of Menlo Ventures, a venture capital firm, where he has been employed since 1985. Mr. Jarve currently serves as a director of several privately held companies and also as a trustee of the Massachussetts Institute of Technology. Mr. Jarve holds BS and MS degrees in electrical engineering from the Massachusetts Institute of Technology and an MBA from the Graduate School of Business at Stanford University.

  Nader Kazeminy. Mr. Kazeminy has been a director of Digital Insight since February 1998. He has served as Vice President and Vice Chairman of NJK Holding Corporation since April 1992. Mr. Kazeminy holds a BS in business and organizational management from Gustavus Adolfus College.

  James McGuire. Mr. McGuire has been a director of Digital Insight since March 1997 and served as Chairman of the Board from our inception until June 1999. Mr. McGuire has served as President of NJK Holding Corporation since 1992. Mr. McGuire currently serves as a director for Sylvan Learning Systems, a provider of educational services. Mr. McGuire holds a BBA in finance from the University of Notre Dame.

  Ofer Nemirovsky. Mr. Nemirovsky has served as a director of Digital Insight since February 1998. Mr. Nemirovsky has been a Managing Director of HarbourVest Partners, LLC since January 1997. HarbourVest Partners, LLC was formed by the management team of Hancock Venture Partners, Inc., where
Mr. Nemirovsky had served in various capacities since 1986. Prior to joining Hancock Venture Partners, Inc., Mr. Nemirovsky held various computer sales and marketing positions at Hewlett-Packard Company. He is currently a director of Primix Solutions, Inc., an electronic commerce consulting firm, Paradigm Geophysical Limited, a provider of computer aided exploration software, and The Ultimate Software Group, Inc., a provider of human resources management and payroll software, as well as several privately-held companies. He holds a BS in electrical engineering and a BS in finance from the University of Pennsylvania and an MBA from Harvard Business School.

  Robert North. Mr. North has been a director of Digital Insight since June 1997. Mr. North has served as Chief Executive Officer of HNC Software, a provider of predictive software solutions, since 1987. Mr. North is also a director of HNC Software, Peerless Systems, a provider of software-based embedded imaging systems, and Abacus Direct, a provider of information products and marketing research services. Mr. North holds BS and MS degrees in electrical engineering from Stanford University.

Board Composition

  We currently have seven directors. In accordance with the terms of our certificate of incorporation, the terms of office of our board of directors will be divided into three classes upon the closing of the offering: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000, Class II, whose term will expire at the annual meeting of stockholders to be held in 2001 and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I directors will be Messrs. Nemirovsky and Kazeminy, the Class II directors will be Messrs. Fiore and Jarve and the Class III directors will be Messrs. Dorman, McGuire and North. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or our company. Our directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock.

Board Committees

  Our board of directors has a compensation committee and an audit committee. The compensation committee consists of Messrs. Jarve, McGuire and North. The compensation committee makes recommendations regarding our stock option plans and all matters concerning executive compensation. The audit committee consists of Messrs. McGuire and North. The audit committee approves our independent auditors, reviews the results and scope of annual audits and other accounting related services, and evaluates our internal controls. Each of these committees was established in June 1999.

Director Compensation

  We do not pay any compensation to directors for serving in that capacity. Directors are reimbursed for all reasonable expenses incurred by them in attending board and committee meetings. The board of directors has the discretion to grant options and rights to directors under our stock plans. Employee directors are also eligible to participate in our employee stock purchase plan. See "--Employee Benefit Plans."

Compensation Committee Interlocks and Insider Participation

  The compensation committee consists of Messrs. Jarve, McGuire and North, none of whom is an employee of Digital Insight. None of our executive officers serves as a director or member of the compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on the board of directors or compensation committee of Digital Insight.

Executive Compensation

  The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 1998 by our Chief Executive Officer and each of our other four most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 1998.

                          Summary Compensation Table

                                                    Long-Term
                                       Annual      Compensation
                                    Compensation      Awards
                                  ---------------- ------------
                                                    Securities
                                                    Underlying     All Other
Name and Principal Position(1)     Salary   Bonus    Options    Compensation(2)
------------------------------    -------- ------- ------------ ---------------
John Dorman(3)................... $ 56,250 $28,125   690,000         $157
  Chairman, Chief Executive
   Officer and President
Paul Fiore(4)....................  140,000  20,000       --           616
  Executive Vice President and
   Co-Founder
Ole Eichhorn(5)..................  160,000  50,000       --           631
  Former Vice President, Research
   & Development
Daniel Jacoby....................  100,000  12,500       --           616
  Vice President, Chief
   Technology Officer and Co-
   Founder
Ken Mattice(6)...................  115,000  26,667       --           624
  Controller

--------

(1) This table excludes information for Steven Reich, our Vice President, Sales and Marketing who joined Digital Insight in May 1998. Mr. Reich's combined salary and bonus during 1998 was $96,634 and his annualized salary for 1998 was $150,000. Mr. Reich was also granted an option for 115,000 shares during 1998. This table also excludes information for Kevin McDonnell, our Vice President, Finance, Chief Financial Officer and Secretary, and Stephen Zarate, our Vice President and Chief Information Officer, each of whom joined Digital Insight in March 1999. Mr. McDonnell's annualized salary for 1999 is $165,000 and he has been granted an option to purchase 115,000 shares. Mr. Zarate's annualized salary for 1999 is $175,000 and he has been granted an option to purchase 286,285 shares. This table also excludes information for Mehariar Hasan, our Vice President, Product Management, who joined Digital Insight in July 1999. Mr. Hasan's annualized salary for 1999 is $180,000 and he has been granted an option to purchase 90,000 shares.
(2) Consists of premiums paid by Digital Insight for term life insurance.
(3) Mr. Dorman joined Digital Insight in October 1998. His annualized salary for 1998 was $225,000.
(4) Mr. Fiore served as our President from inception until October 1998.

(5) Mr. Eichhorn resigned as an officer effective June 1999. Bonus includes $20,000 earned in 1997 but paid in 1998.
(6) Mr. Mattice was an executive officer during 1998 when he served as our Chief Financial Officer. Bonus includes $6,667 earned in 1997 but paid in 1998.

Option Grants in Last Fiscal Year

  The following table sets forth stock options and stock purchase rights granted to each of the named executive officers during the fiscal year ended December 31, 1998. A total of 996,000 options and stock purchase rights were granted in fiscal 1998, all under our 1997 Stock Plan. No stock appreciation rights were granted during fiscal 1998.

  Options and stock purchase rights were granted at an exercise price equal to the fair market value of our common stock, as determined by the board of directors, on the date of grant. In making this determination, the board considered a number of factors, including:

  .  our historical and prospective future revenue and profitability;

  .  our cash balance and rate of cash consumption;

  .  the development and size of the market for our products;

  .  the status of our financing activities;

  .  the stability and tenure of our management team; and

  .  the breadth of our product offerings.

  The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not reflect Digital Insight's projections or estimates of future stock price growth.

                                         Individual Grants
                         --------------------------------------------------
                                                                                Potential
                                                                            Realizable Value
                                                                            at Assumed Annual
                                                                             Rates of Stock
                           Number of      % of Total                              Price
                           Securities   Options/Rights                      Appreciation for
                           Underlying     Granted to   Exercise                Option Term
                         Options/Rights   Employees    Price Per Expiration -----------------
Name                        Granted     in Fiscal Year  Share       Date       5%       10%
----                     -------------- -------------- --------- ---------- -------- --------
John Dorman.............    115,000          11.5%       $1.00   10/13/2008 $ 72,323 $183,280
                            575,000          57.7         1.00   10/13/2008  361,614  916,402
Paul Fiore..............        --            --           --           --       --       --
Ole Eichhorn............        --            --           --           --       --       --
Daniel Jacoby...........        --            --           --           --       --       --
Ken Mattice.............        --            --           --           --       --       --

  The 115,000 shares granted to Mr. Dorman were in the form of a stock purchase right which was fully vested at the time of grant and has subsequently been exercised. The 575,000 shares granted to Mr. Dorman were in the form of a stock option which vests as to 25% percent of the shares on October 13, 1999 and as to 1/48 of the shares each month thereafter.

Option Exercises and Holdings

  The following table sets forth for each of the named executive officers certain information concerning the number of shares subject to both exercisable and unexercisable stock options at December 31, 1998. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and $1.00, or the fair market value of the common stock as of December 31, 1998, as determined in good faith by the board of directors. No shares were acquired by the named executive officers upon exercise of stock options or stock purchase rights in the fiscal year ended December 31, 1998.

                 Aggregated Fiscal Year End Option/SPR Values

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                 Options at Fiscal      In-the-Money Options at
                                     Year  End              Fiscal Year End
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
John Dorman.................   115,000      575,000      $   --       $   --
Paul Fiore..................       --           --           --           --
Ole Eichhorn................    27,167       54,333       19,016       38,033
Daniel Jacoby...............       --           --           --           --
Ken Mattice.................    12,656       27,844        8,859       19,490

Employment and Change of Control Agreements

  As of December 31, 1998, John Dorman, our Chairman, Chief Executive Officer and President, had an outstanding option to purchase 575,000 shares of common stock. Under the terms of Mr. Dorman's option agreement with Digital Insight, 25% of the shares subject to the option vest on October 13, 1999 and 1/48 of the shares vest at the end of each calendar month thereafter, provided that 50% of the then unvested portion of the option shall accelerate and immediately vest if a change in control of Digital Insight occurs. As of December 31, 1998, no shares were vested under this option.

  As of December 31, 1998, Ken Mattice, our Controller, had an outstanding option to purchase 40,500 shares of common stock. Under the terms of Mr. Mattice's option agreement with Digital Insight, all shares subject to the option shall accelerate and vest in full if Mr. Mattice is involuntarily terminated, with or without cause. As of December 31, 1998, 27,844 shares were unvested under this option.

  Three of our current officers, Kevin McDonnell, our Vice President, Finance, Chief Financial Officer and Secretary, Mehariar Hasan, our Vice President, Product Management, and Stephen Zarate, our Vice President and Chief Information Officer, were hired in 1999 and have been granted options to purchase shares of our common stock. Under the terms of each of their option agreements with Digital Insight, 50% of the then unvested portion of the options will accelerate and immediately vest if a change in control of Digital Insight occurs. None of the shares subject to these options are currently vested.

Employee Benefit Plans

  1997 Stock Plan

  A total of 3,000,000 shares of common stock have been reserved for issuance under our 1997 Stock Plan, as amended. Under the 1997 Stock Plan, as of June 30, 1999, options to purchase 1,840,011 shares were outstanding, 867,392 shares of common stock had been purchased following exercises of stock options and stock purchase rights, or SPRs, and 292,597 shares were available for future grant. We do not plan to grant any additional options or SPRs under this plan following this offering.

  The 1997 Stock Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, nonstatutory stock options and SPRs to our employees, directors and consultants. Nonstatutory stock options and SPRs may be granted to our employees, directors and consultants. Incentive stock options may be granted only to employees. The 1997 Stock Plan is administered by the board of directors, or a committee appointed by the board of directors, which determines the terms of options granted, including the exercise price and the number of shares subject to each option. The board of directors also determines the schedule upon which options become exercisable. Generally, initial options granted to an employee under the 1997 Stock Plan vest 25% after the first year of employment and monthly thereafter for 48 months and subsequent grants to an employee vest monthly over 48 months from the date of grant. The maximum term of options granted under the 1997 Stock Plan is ten years.

  Options and SPRs granted under the 1997 Stock Plan are not transferable by the optionee except by will or by the laws of descent or distribution, and each option and SPR is exercisable during the lifetime of the optionee only by that optionee. Options granted under the 1997 Stock Plan must generally be exercised within three months after the end of optionee's status as our employee, director or consultant, or within 12 months after the optionee's termination by disability or death, to the extent the optionee is vested on the date of termination. However, an option may not be exercised later than the expiration of the option's term.

  The 1997 Stock Plan provides that if we merge with or into another corporation, or sell all or substantially all of our assets, each outstanding option and SPR must be assumed or an equivalent option substituted for by the successor corporation or a parent or subsidiary of the successor corporation. If the outstanding options and SPRs are not assumed or substituted for, the optionee will fully vest in and have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. The administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of 15 days from the date of this notice, and the option or SPR will terminate upon the expiration of this period. If a dissolution or liquidation is proposed, the board of directors, or any of its committees, in its discretion may accelerate the vesting of any outstanding option or SPR before the effective date of the proposed transaction.

  1999 Stock Plan

  Our 1999 Stock Plan was adopted by the board of directors in June 1999 and was approved by the stockholders in July 1999. A total of 1,500,000 shares of common stock, plus annual increases beginning on March 1, 2001, equal to the lesser of 750,000 shares, 5% of our shares on that date or a lesser amount determined by the board of directors are currently reserved for issuance under our 1999 Stock Plan. Unless terminated sooner, the 1999 Stock Plan will terminate automatically in June 2009.

  The 1999 Stock Plan provides for the discretionary grant of incentive stock options to employees, the grant of nonstatutory stock options and SPRs to employees, directors and consultants.

  The 1999 Stock Plan may be administered by the board of directors or a committee of the board. The administrator has the power to determine the terms of the options or SPRs granted, including:

  .  the exercise price of the option or SPR;

  .  the number of shares subject to each option or SPR;

  .  the exercisability thereof; and

  .  the form of consideration payable upon exercise.

  In addition, the administrator has the authority to amend, suspend or terminate the 1999 Stock Plan, provided that this action shall not impair the rights of any optionee, unless mutually agreed upon in writing.

  The exercise price of all incentive stock options granted under the 1999 Stock Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1999 Stock Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and the term of this incentive stock option must not exceed five years. The term of all other incentive stock options granted under the 1999 Stock Plan may not exceed ten years.

  In the case of SPRs, unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares repurchased under the restricted stock purchase agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option will lapse at a rate determined by the administrator.

  Options and SPRs granted under the 1999 Stock Plan are generally not transferable by the optionee, except by will or the laws of descent or distribution, and are exercisable during the lifetime of the optionee only by that optionee. Options granted under the 1999 Stock Plan must generally be exercised within three months after the end of optionee's status as an employee, director or consultant of our company, or within 12 months after the optionee's termination by disability or death, but in no event later than the expiration of the option's term.

  The 1999 Stock Plan provides that in the event of a merger of our company with or into another corporation, or a sale of substantially all of our assets, each outstanding option and SPR must be assumed or an equivalent option substituted for by the successor corporation or a parent or subsidiary of the successor corporation. If the outstanding options and SPRs are not assumed or substituted for, the optionee will fully vest in and have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. The administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of 15 days from the date of this notice, and the option or SPR will terminate upon the expiration of this period. In the event of our proposed dissolution or liquidation, the board of directors, or any of its committees, in its discretion may accelerate the vesting of any outstanding option or SPR prior to the effective date of the proposed transaction.

  1999 Employee Stock Purchase Plan

  Our 1999 Employee Stock Purchase Plan, or the 1999 Purchase Plan, was adopted by the board of directors in June 1999 and was approved by the stockholders in July 1999. A total of 300,000 shares of common stock has been reserved for issuance under the 1999 Purchase Plan, plus annual increases beginning on March 1, 2001, equal to the lesser of 300,000 shares, 2% of the outstanding shares or a lesser amount determined by the board of directors.

  The 1999 Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains successive, overlapping twenty-four month offering periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year and end on the last trading day of that twenty-four month period. Each offering period contains four six-month purchase periods. The first offering period commences on the effective date of this offering and ends on the last trading day on or before October 31, 2001.

  Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, the 1999 Purchase Plan excludes from participation any employee who:

  . immediately after the grant, owns stock and/or options to purchase stock representing 5% or more of the total combined voting power or value of all classes of our capital stock; or

  . has rights to purchase stock under all of our employee stock purchase plans that accrue at a rate which exceed $25,000 worth of stock for each calendar year.

  The 1999 Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions, but exclusive of payments for overtime shift premium, incentive compensation, incentive payments, bonus and any other compensation. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.

  Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the 1999 Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning or end of the offering period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions credited to their account without interest. Upon termination of employment a participant will be deemed to have elected to withdraw from the 1999 Purchase Plan.

  Payroll deductions credited to a participant's account and any rights granted under the 1999 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1999 Purchase Plan. The 1999 Purchase Plan provides that, in the event of our merger with or into another corporation or a sale of substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. In addition, in the event of a proposed dissolution or liquidation of us the offering period then in progress will be shortened and a new exercise date will be set.

  The board of directors has the authority to amend or terminate the 1999 Purchase Plan, except that this action may not make a change in any option previously granted which may adversely affect the rights of any participant, provided that the board of directors may terminate an offering period on any exercise date if the Board determines that the termination of the 1999 Purchase Plan is in our best interests and our stockholders' best interests. The 1999 Purchase Plan will become effective on the consummation of this offering and will terminate in ten years, unless sooner terminated by the board of directors.

  401(k) Plan

  We maintain a tax-qualified retirement and deferred savings plan for our employees, commonly known as a 401(k) plan. The 401(k) plan provides that each participant may contribute up to 20% of his or her pre-tax gross compensation up to a statutory limit, which was $10,000 in calendar year 1998. Under the 401(k) plan, we may make discretionary matching contributions. We made no contributions to the 401(k) plan in 1998.

Limitation of Liability and Indemnification Matters

  Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  .  breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

  This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our bylaws provide that we shall indemnify our directors and officers, to the maximum extent permitted by Delaware law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any current or former officer, director, employee or other agent of Digital Insight, or of another enterprise if serving at our request, for any liability arising out of his or her actions in that capacity, regardless of whether we would have the power to indemnify him or her against liability under the provisions of Delaware law.

  We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for any and all expenses such as federal, state, local or foreign taxes imposed on them as a result of the actual or deemed receipt of any payments under the indemnification agreement, judgments, fines, penalties and amounts paid in settlement, as long as the settlement is approved in advance by us, which approval shall not be unreasonably withheld, actually and reasonably incurred by the officer or director in any action or proceeding, including any action by or in the right of Digital Insight arising out of a person's services as a director, officer, employee, agent or fiduciary of Digital Insight, any subsidiary of Digital Insight or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

  At present, there is no pending litigation or proceeding involving a director or officer in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                             CERTAIN TRANSACTIONS

  The following is a description of transactions since January 1, 1996 to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements which are otherwise described under "Management."

Reorganization

  We were incorporated in March 1997 as the successor to Digital Insight LLC. As part of the reorganization of our company from a limited liability company to a corporation, we issued an aggregate of 5,000,000 shares of common stock and 481,500 shares of Series A preferred stock to the former members of Digital Insight LLC in consideration for the transfer of all of the tangible and intangible assets of Digital Insight LLC. During the time that they were members of the limited liability company, certain of our executive officers and directors and certain stockholders who own beneficially 5% or more of our securities loaned funds to Digital Insight LLC. A portion of these loans were subsequently contributed to the capital of Digital Insight LLC in consideration for an increase in the lenders' respective membership interests in the limited liability company. The remaining loans were repaid in March 1997. Listed below are those directors, executive officers and stockholders who beneficially own 5% or more of our securities who were former members of Digital Insight LLC and who received shares of our common stock and Series A preferred stock and/or loaned money to Digital Insight LLC.

                                                                                Amount
                                                                            Contributed to
                                          Number of Shares Amount Loaned to   Capital of   Amount Repaid by
                         Number of Shares   of Series A    Digital Insight     Digital     Digital Insight
Stockholder              of Common Stock  Preferred Stock        LLC         Insight LLC         LLC
-----------              ---------------- ---------------- ---------------- -------------- ----------------
Nasser Kazeminy and
 affiliated
 entities(1)............    2,226,750         214,435          $118,221        $118,221        $   --
Paul Fiore..............      456,050          43,917               --              --             --
Edward Harris...........      791,750          76,245           109,589          67,555         42,034
Daniel Jacoby...........      456,050          43,917               --              --             --

--------

(1) Consists of shares purchased by and loans made by Nasser J. Kazeminy, The Nasser J. Kazeminy Irrevocable Trust and Yvonne P. Kazeminy-Mofrad Irrevocable Trust. Mr. Kazeminy is co-trustee of the Nasser J. Kazeminy Irrevocable Trust and Yvonne P. Kazeminy-Mofrad, the wife of Nasser J. Kazeminy, is the trustee of the Yvonne P. Kazeminy-Mofrad Irrevocable Trust. Mr. Kazeminy disclaims beneficial ownership of the shares held by these trusts.

Equity Transactions

  In March 1997, we sold an aggregate of 1,111,100 shares of our Series A preferred stock at a price per share of $2.70 and issued warrants to purchase up to 763,450 shares of Series B preferred stock. These warrants were exercisable for an exercise price per share of $3.93 and have since expired unexercised. In February 1998, we sold an aggregate of 2,305,475 shares of our Series B preferred stock at a price per share of $3.47. In May 1999, we sold an aggregate of 844,036 shares of our Series C preferred stock at a price per share of $10.00. Simultaneously with the consummation of this offering, all shares of these series of preferred stock will be converted into shares of common stock. Listed below are those directors, executive officers and stockholders who beneficially own 5% or more of our securities who participated in these financings. We believe that the shares issued in these transactions were sold at the then fair market value and that the terms of these transactions were no less favorable than we could have obtained from unaffiliated third parties.

                                   Series A  Series B  Series C    Aggregate
                                   Preferred Preferred Preferred     Cash
Stockholder                          Stock     Stock     Stock   Consideration
-----------                        --------- --------- --------- -------------
Entities affiliated with Menlo
 Ventures(1)...................... 1,111,100   864,553  400,000   $9,999,969
HarbourVest Partners V-Direct
 Fund, L.P........................       --  1,440,922  101,328    6,013,280
Nasser Kazeminy and affiliated
 entities(2)......................       --        --   171,669    1,716,690
Edward Harris.....................       --        --    61,039      610,390
John Dorman.......................       --        --    40,000      400,000
Stephen Zarate....................       --        --    30,000      300,000
Paul Fiore........................       --        --    10,000      100,000
Daniel Jacoby.....................       --        --    10,000      100,000
Kevin McDonnell...................       --        --    10,000      100,000
Steven Reich......................       --        --    10,000      100,000

--------
(1) Consists of shares purchased by Menlo Ventures VII, L.P. and Menlo Entrepreneurs Fund VII, L.P. John Jarve, a director of Digital Insight, is a managing member of MV Management VII, LLC, the general partner of Menlo Ventures VII, L.P. and Menlo Entrepreneurs Fund VII, L.P. Mr. Jarve disclaims beneficial ownership of the shares held by these funds, except to the extent of his proportionate pecuniary interest therein.

(2) Consists of shares purchased by Nasser J. Kazeminy, The Nasser J. Kazeminy Irrevocable Trust and Yvonne P. Kazeminy-Mofrad Irrevocable Trust. Mr. Kazeminy is trustee of the Nasser J. Kazeminy Irrevocable Trust and Yvonne
    P. Kazeminy-Mofrad, the wife of Nasser J. Kazeminy, is the trustee of the Yvonne P. Kazeminy Irrevocable Trust. Mr. Kazeminy has shared voting and dispositive authority with a co-trustee for the trust in his name. Mr. Kazeminy does not hold voting or dispositive authority over the shares held by the Yvonne P. Kazeminy Irrevocable Trust. Mr. Kazeminy disclaims beneficial ownership of the shares held by these trusts.

Stock Purchase Rights

  In October 1997, Paul Fiore, our Executive Vice President, a director and co-founder of Digital Insight, exercised a stock purchase right to purchase an aggregate of 309,250 shares of common stock and entered into a restricted stock purchase agreement with respect to this exercise. Mr. Fiore paid the $.30 exercise price per share for these shares by delivery of a full-recourse promissory note bearing interest at the rate of 7.0% per annum. The note is secured by the shares of common stock purchased by Mr. Fiore. As of June 30, 1999, $103,900 in unpaid principal and interest was outstanding in the aggregate under the note.

  In October 1997, Daniel Jacoby, our Vice President, Chief Technology Officer and a co-founder of Digital Insight, exercised a stock purchase right to purchase an aggregate of 309,250 shares of common stock and entered into a restricted stock purchase agreement with respect to this exercise. Mr. Jacoby paid the $.30 exercise price per share for these shares by delivery of a full-recourse promissory note bearing interest at the rate of 7.0% per annum. The note is secured by the shares of common stock purchased by Mr. Jacoby. As of June 30, 1999, $103,900 in unpaid principal and interest was outstanding in the aggregate under the note.

  In February 1999, John Dorman, our Chairman, Chief Executive Officer and President, exercised a stock purchase right to purchase an aggregate of 115,000 shares of common stock. These shares are fully vested. Mr. Dorman paid the $1.00 exercise price per share in cash.

Other Transactions

  Digital Insight plans to enter into an indemnification agreement with each of its executive officers and directors.

  Holders of preferred stock are entitled to registration rights with respect to the common stock issued or issuable upon conversion of preferred stock. See "Description of Capital Stock--Registration Rights."

  We believe that all related-party transactions described above were on terms no less favorable than could have been otherwise obtained from unrelated third parties. All future transactions between us and our principal officers, directors and affiliates will be approved by a majority of the independent and disinterested members of the board and will be on terms deemed to be no less favorable than could be obtained from unrelated third parties.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth as of June 30, 1999, and as adjusted to reflect the sale of the shares of common stock offered hereby, certain information with respect to the beneficial ownership of the common stock as to:

  . each person known by us to own beneficially more than 5% of the outstanding shares of our common stock,

  . each of the executive officers named in the Summary Compensation Table above,

  .  each of our directors, and

  .  all of our directors and executive officers as a group.

  Except as otherwise indicated, and subject to applicable community property laws, the persons named below have sole voting and investment power with respect to all shares of common stock held by them.

  Applicable percentage ownership in the table is based on 10,642,847 shares of common stock outstanding as of June 30, 1999 and 14,142,847 shares outstanding immediately following the completion of this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of June 30, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

  Unless otherwise indicated below, each person or entity named below has an address in care of Digital Insight's principal executive offices.

                                                       Percentage of Shares
                                                        Beneficially Owned
                                Number of Shares  ------------------------------
Name of Beneficial Owner       Beneficially Owned Before Offering After Offering
------------------------       ------------------ --------------- --------------
5% Stockholders:
  Nasser J. Kazeminy and
   affiliated entities(1)....      3,046,105           28.6%           21.5%
  Entities affiliated with
   Menlo Ventures(2).........      2,375,653           22.3            16.8
  HarbourVest Partners V-
   Direct Fund, L.P.(3)......      1,542,250           14.5            10.9
  Edward Harris..............        929,034            8.7             6.6
  Paul Fiore(4)..............        759,217            7.1             5.4
  Daniel Jacoby(5)...........        759,217            7.1             5.4

Directors and Named Executive
 Officers:
  John Dorman................        155,000            1.5             1.1
  Ole Eichhorn(6)............         74,100              *               *
  Ken Mattice(7).............         19,406              *               *
  John Jarve(2)..............      2,375,653           22.3            16.8
  Nader Kazeminy(8)..........             --             --              --
  James McGuire..............         88,149              *               *
  Ofer Nemirovsky(3).........      1,542,250           14.5            10.9
  Robert North(9)............         21,937              *               *
  All directors and officers
   as a group
   (14 persons)(10)..........      5,880,866           54.9%           41.4%

--------
* Less than 1%

 (1) The address of record for Nasser J. Kazeminy and affiliated entities is c/o NJK Holdings Corp., 7803 Glenroy Rd., Suite 300, Bloomington, MN 55439. Number of shares consists of (i) 1,553,162 shares held by Nasser
     J. Kazeminy, (ii) 529,846 shares held by The Nasser J. Kazeminy Irrevocable Trust and (iii) 529,846 shares held by the Yvonne P. Kazeminy-Mofrad Irrevocable Trust. Mr. Kazeminy is trustee of the Nasser
     J. Kazeminy Irrevocable Trust and Yvonne P. Kazeminy-Mofrad, the wife of Nasser Kazeminy, is trustee of the Yvonne P. Kazeminy Irrevocable Trust. Mr. Kazeminy has shared voting and dispositive authority with a co-Trustee for the trust in his name. Mr Kazeminy does not hold authority over the Yvonne P. Kazeminy Irrevocable Trust. Mr. Kazeminy disclaims beneficial ownership of the shares held by these trusts.

 (2) The address of record for each entity affiliated with Menlo Ventures is 3000 Sand Hill Road, Building 4, Suite 100, Menlo Park, CA 94025. Number of shares consists of 2,276,836 shares held by Menlo Ventures VII, L.P., and 98,817 shares held by Menlo Entrepreneurs Fund VII, L.P. John Jarve, a director of Digital Insight, is a managing member of MV Management VII, LLC, the general partner of Menlo Ventures VII, L.P. and Menlo Entrepreneurs Fund VII, L.P. Along with the other six managing members of MV Management VII, LLC, Mr. Jarve has shared voting and dispositive authority over the shares held by Menlo Ventures and its affiliates. Mr. Jarve and the other managing members disclaim beneficial ownership of the shares held by these entities except to the extent of their proportionate pecuniary interests therein.

 (3) The address of record for HarbourVest Partners V-Direct Fund, L.P. is One Financial Center, 44th Floor, Boston, MA 02111. Ofer Nemirovsky, a director of Digital Insight, is a member of HVP V-Direct Associates L.L.C., a general partner of HarbourVest Partners V-Direct Fund L.P. and a managing director of HarbourVest Partners, LLC the manager of HarbourVest Partners V-Direct Fund L.P. Mr. Nemirovsky does not hold voting or dispositive authority over the shares held by HarbourVest and its affiliates. Voting and dispositive authority is held by an investment committee consisting of two managing directors of HarbourVest Partners, LLC. Mr. Nemirovsky disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

 (4) Number of shares includes 309,250 shares of common stock issued upon exercise of a stock purchase right, 154,625 shares of which are subject to a repurchase option held by Digital Insight as of June 30, 1999.

 (5) Number of shares includes 309,250 shares of common stock issued upon exercise of a stock purchase right, 154,625 shares of which are subject to a repurchase option held by Digital Insight as of June 30, 1999.

 (6) Number of shares includes 40,750 shares of common stock issuable upon exercise of options exercisable within 60 days of June 30, 1999. Mr. Eichhorn resigned as an officer effective June 1999.

 (7) Number of shares includes 3,375 shares of common stock issuable upon exercise of options exercisable within 60 days of June 30, 1999.

 (8) Excludes 3,046,105 shares held by Nasser Kazeminy and affiliated entities. Mr. Nader Kazeminy is the adult son of Mr. Nasser Kazeminy.


 (9) Number of shares consists of 21,937 shares of common stock issuable upon exercise of options exercisable within 60 days of June 30, 1999.

(10) Number of shares consists of shares beneficially owned by our current officers and directors as well as 19,406 shares beneficially owned by Ken Mattice, our Controller and former Chief Financial Officer, and 74,100 shares beneficially owned by Ole Eichhorn, our former Vice President of Research and Development. In addition, of the 5,880,866 shares listed, 73,249 shares are issuable upon exercise of options held by our officers and directors exercisable within 60 days of June 30, 1999, 1,542,250 shares are held by HarbourVest Partners V-Direct Fund, L.P. (see footnote 3 above) and 2,375,653 shares are held by entities affiliated with Menlo Ventures (see footnote 2 above).

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share.

  The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated certificate of incorporation, which is included as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

  As of June 30, 1999, there were 10,642,847 shares of common stock outstanding held of record by 52 stockholders, assuming the conversion of all outstanding shares of preferred stock into common stock. After giving effect to the sale of common stock offered hereby, there will be 14,142,847 shares of common stock outstanding.

  The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

  Under our restated certificate of incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Digital Insight or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding and we have no plans to issue any of the preferred stock.

Warrants

  Upon completion of the offering, we will have (i) a warrant outstanding to purchase 28,819 shares of common stock at an exercise price of $3.47 per share which expires in February 2006, and (ii) a warrant outstanding to purchase 22,222 shares of common stock at an exercise price of $2.70 per share which expires on the earlier of January 2002 or two years from the closing of this offering. In lieu of exercising the warrants for cash, the holders of the warrants can elect a cashless exercise. The holders of the warrants are entitled to registration rights with respect to the shares issued under the warrants.

Registration Rights

  Upon completion of this offering, the holders of an aggregate of 10,397,705 shares of common stock will be entitled to rights with respect to the registration of shares under the Securities Act. In addition, the holders of 51,041 shares subject to outstanding warrants are entitled to registration rights. Under the terms of an investor rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of this registration and are entitled to include their shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters to limit the number of shares included in the registration. Holders of common stock benefiting from these rights may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect this registration, subject to conditions and limitations. Furthermore, the holders of registration rights may require us to file additional registration statements on Form S-3, subject to certain conditions and limitations.

Delaware Anti-Takeover Law and Certain Charter and Bylaws Provisions

  Provisions of our charter and bylaws may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

  .  division of the board of directors into three separate classes;

  .  elimination of cumulative voting in the election of directors;

  . prohibitions on our stockholders from acting by written consent and calling special meetings;

  . procedures for advance notification of stockholder nominations and proposals; and

  . the ability of the board of directors to alter our bylaws without stockholder approval.

  In addition, subject to limitations prescribed by law, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

  These and other provisions contained in our charter and bylaws could have the effect of delaying or preventing a change in control.

  We are also subject to Section 203 of the Delaware General Corporation Law which, subject to exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that a stockholder became an interested stockholder, unless:

  . prior to that date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced; or

  . on or following that date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is BankBoston, N.A. BankBoston, N.A.'s address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is (781) 575-2000.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for our common stock and any sale of substantial amounts of common stock in the open market may adversely affect the market price of our common stock. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale (as described below), sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

  Upon completion of the offering, we will have outstanding 14,142,847 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of options after June 30, 1999. Of these shares, the 3,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act; provided however, that if shares are purchased by "affiliates" as that term is defined in Rule 144 of the Securities Act, their sales of shares would be subject to certain limitations and restrictions that are described below.

  The remaining 10,642,847 shares of common stock held by existing stockholders as of June 30, 1999 were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares of common stock are limited by restrictions under securities laws and lock-up agreements applicable to these shares and will be eligible for sale in the public market as follows:

   First Eligible Date                                                  Number
   -------------------                                                 ---------
   180 days after the date of this prospectus......................... 9,277,411
   May 25, 2000.......................................................   521,400
   May 26, 2000.......................................................   844,036

  In addition, as of June 30, 1999 we had 1,840,011 shares subject to outstanding options and 1,792,597 shares of our common stock available for future grant pursuant to our stock plans. All of these outstanding options are also subject to the 180-day lock-up. We intend to register, prior to the expiration of the lock-up, all of the shares of common stock subject to outstanding options and reserved for issuance under our stock option plans and an additional 300,000 shares of common stock reserved for issuance under our employee stock purchase plan. This registration will permit the resale of vested shares by non-affiliates in the public market without restriction beginning on expiration of the lock-up. We also have 51,041 shares underlying outstanding warrants, also subject to lock-ups, that will be eligible for resale in the public market upon expiration of the warrant holder's respective one-year holding periods under Rule 144, which will begin upon the date of exercise or, in the case of a net exercise, on the date of grant of the warrant.

  Each of our officers, directors and substantially all other stockholders have agreed with Morgan Stanley & Co. Incorporated not to sell or otherwise dispose of any their shares for a period of 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated, however, may in its sole discretion, at any time and without notice, release all or any portion of the shares subject to its lock-up agreements.

Rule 144

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 141,428 shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq National Market System during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

  Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

Rule 144(k)

  Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Rule 701

  In general, any employee, director, officer, consultant or advisor who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the offering is entitled to resell these shares 90 days after the effective date of the offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

  The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of these options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates" subject only to the manner of sale restrictions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding requirement.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., Banc of America Securities LLC and Friedman, Billings, Ramsey & Co., Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them the respective number of shares of common stock set forth opposite the names of the underwriters below:

                                                                       Number of
   Name                                                                 Shares
   ----                                                                ---------
   Morgan Stanley & Co. Incorporated..................................
   Deutsche Bank Securities Inc.......................................
   Banc of America Securities LLC.....................................
   Friedman, Billings, Ramsey & Co., Inc. ............................

     Total............................................................

  The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are taken. Discover Brokerage Direct, Inc., an affiliate of Morgan Stanley & Co. Incorporated, is acting as a selected dealer in connection with the offering and will be a distributor of shares of common stock over the Internet to its eligible account holders.

  The underwriting agreement provides that the underwriters will severally
agree to purchase shares of common stock from Digital Insight at $    per
share and propose to make a public offering of those shares at the initial public offering price set forth on the cover of this prospectus. If the shares are sold at the initial public offering price, the underwriters will receive a
fee, referred to as the underwriting fee, of $   per share. The underwriting
fee is expected to be 7% of the initial public offering price.

  The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and part to certain dealers at a price that
represents a concession not in excess of $       per share under the public
offering price. Any underwriters may allow, and any of these dealers may
reallow, a concession not in excess of $       per share to other underwriters
or to certain other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

  Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to
purchase up to an aggregate of          additional shares of common stock at
the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering of common stock. To the extent this over-allotment option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of common stock as the number set forth next to that underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table.

  At our request, the underwriters have reserved ten percent of the shares of common stock to be issued by us and offered hereby for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of us. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

  Each of the directors and officers, and certain other stockholders and optionholders of Digital Insight have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, they will not, directly or indirectly:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or


  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any transaction described above is to be settled by delivery of common stock or these other securities, in cash or otherwise.

  The restrictions described above do not apply to:

  . the sale to the underwriters of the shares of common stock under the underwriting agreement,

  . the issuance by Digital Insight of shares of common stock upon exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus which is described in this prospectus,

  . transactions by any person other than Digital Insight relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares, or

  . issuances of shares of common stock or options to purchase shares of common stock pursuant to our employee benefit plans as in existence on the date of this prospectus.

  The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

  We have applied to have our common stock listed for quotation on the Nasdaq National Market under the symbol "DGIN."

  In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

  We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Pricing of the Offering

  Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares of common stock was determined by negotiations between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price were our record of operations, our current financial position and future prospects, the future prospects of Digital Insight's industry in general, the experience of our management, sales, earnings and certain of our other financial and operating information in recent periods, the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby will be passed upon for Digital Insight by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

  The financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus and the financial statement schedules included in the Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the common stock to be sold under this prospectus. Prior to the offering we were not required to file reports with the SEC. This prospectus does not contain all the information set forth in the registration statement. For further information about our company and the shares of common stock to be sold in the offering, please refer to the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of contract, agreements or documents and are not necessarily complete. Complete exhibits have been filed with the registration statement.

  The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference facility maintained by the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC is available at the web site maintained by the SEC on the worldwide web at http://www.sec.gov.

  We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations .................................................. F-4
Statement of Stockholders' Deficit ........................................ F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Digital Insight Corporation

In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Digital Insight Corporation at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Costa Mesa, California
February 12, 1999, except as to note 12, which is as of May 28, 1999

                          DIGITAL INSIGHT CORPORATION

                                 BALANCE SHEETS

                        (in thousands except share data)

                                                                     Pro Forma
                                         December 31,              Stockholders'
                                         --------------  June 30,    Equity at
                                          1997    1998     1999    June 30, 1999
                                         ------  ------  --------  -------------
                                                              (unaudited)
                 Assets
Current assets:
 Cash and cash equivalents.............. $  886  $4,758  $10,753
 Accounts receivable, net...............    766     356      969
 Tax refund receivable..................     73      73       73
 Accumulated implementation costs.......     71     135      164
 Other current assets...................     45      80      360
                                         ------  ------  -------
  Total current assets..................  1,841   5,402   12,319
Property and equipment, net.............    789   2,353    3,776
Deposits................................    240     240      169
Intangible assets, net..................    201      53        8
Other assets............................    --       29      126
                                         ------  ------  -------
                                         $3,071  $8,077  $16,398
                                         ======  ======  =======
  Liabilities and Stockholders' Equity
                (Deficit)
Current liabilities:
 Accounts payable....................... $  587  $  214  $   845
 Accrued compensation and related
  benefits..............................     91     542      984
 Current portion of lease obligation....     41      71      369
 Deferred revenue.......................    785   1,036    1,549
 Other accruals.........................    353     472      858
                                         ------  ------  -------
  Total current liabilities.............  1,857   2,335    4,605
Long-term portion of lease obligation...     92      82      564
                                         ------  ------  -------
                                          1,949   2,417    5,169
Commitments and contingencies (Note 11)
Mandatorily redeemable convertible
 preferred stock:
 $.001 par value; 2,431,616, 3,973,641,
  and 4,846,496 shares authorized;
  1,645,944, 3,951,419, and 4,775,455
  (unaudited) shares issued and
  outstanding; no shares pro forma
  (unaudited)...........................  4,444  12,444   20,847          --
Stockholders' equity (deficit):
 Common stock; $.001 par value,
  16,250,000 shares authorized;
  5,618,500, 5,621,156, and 5,867,392
  (unaudited) shares issued and
  outstanding; 10,642,847 shares issued
  and outstanding pro forma
  (unaudited)...........................      6       6        6           11
 Additional paid-in-capital.............  1,994   3,977    6,056       26,898
 Notes receivable from stockholders.....   (186)   (201)    (208)        (208)
 Deferred stock-based compensation...... (1,658) (2,732) (3,937)       (3,937)
 Accumulated deficit.................... (3,478) (7,834) (11,535)     (11,535)
                                         ------  ------  -------      -------
  Total stockholders' equity (deficit).. (3,322) (6,784)  (9,618)     $11,229
                                         ------  ------  -------      =======
                                         $3,071  $8,077  $16,398
                                         ======  ======  =======

                See accompanying notes to financial statements.

                          DIGITAL INSIGHT CORPORATION

                            STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)

                                                           Six Months Ended
                            Year Ended December 31,            June 30,
                         -------------------------------  --------------------
                           1996       1997       1998       1998       1999
                         ---------  ---------  ---------  ---------  ---------
                                                              (unaudited)
Revenues:
  Implementation fees... $   1,053  $   1,926  $   2,420  $   1,260  $   1,666
  Service fees..........       508      2,046      5,810      2,237      5,426
                         ---------  ---------  ---------  ---------  ---------
    Total revenues......     1,561      3,972      8,230      3,497      7,092
                         ---------  ---------  ---------  ---------  ---------
Cost of revenues:
  Implementation........       643      1,217      1,631        695      1,241
  Service...............       261      1,014      3,616      1,355      3,502
                         ---------  ---------  ---------  ---------  ---------
    Total cost of
     revenues...........       904      2,231      5,247      2,050      4,743
                         ---------  ---------  ---------  ---------  ---------
Gross profit............       657      1,741      2,983      1,447      2,349
                         ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Sales, general and
   administrative.......       809      2,516      4,183      1,774      3,609
  Research and
   development..........       565      1,612      2,555      1,178      1,794
  Amortization of stock-
   based compensation...       --         151        844        248        563
                         ---------  ---------  ---------  ---------  ---------
    Total operating
     expenses...........     1,374      4,279      7,582      3,200      5,966
                         ---------  ---------  ---------  ---------  ---------
Loss from operations....      (717)    (2,538)    (4,599)    (1,753)    (3,617)
Interest income.........       --          89        262        122        102
Other income (expense),
 net....................         5         (3)       (19)       (12)       (40)
                         ---------  ---------  ---------  ---------  ---------
Net loss................ $    (712) $  (2,452) $  (4,356) $  (1,643) $  (3,555)
                         =========  =========  =========  =========  =========
Basic and diluted net
 loss per share......... $    (.14) $    (.49) $    (.85) $   (.33)  $    (.66)
                         =========  =========  =========  =========  =========
Shares used to compute
 basic and diluted net
 loss per share......... 5,000,000  5,000,000  5,108,444  5,017,940  5,414,865
                         =========  =========  =========  =========  =========
Pro forma basic and
 diluted net loss per
 share (unaudited)......                       $    (.50)            $    (.37)
                                               =========             =========
Shares used to compute
 pro forma basic and
 diluted net loss per
 share (unaudited)......                       8,712,463             9,534,048
                                               =========             =========


                 See accompanying notes to financial statements

                          DIGITAL INSIGHT CORPORATION

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                        (in thousands except share data)

                                     Common Stock
                                   ----------------
                                                    Additional Stockholders'   Deferred                   Total
                          Members'                   Paid-In       Notes     Stock-Based  Accumulated Stockholders'
                          Capital   Shares   Amount  Capital    Receivable   Compensation   Deficit      Deficit
                          -------- --------- ------ ---------- ------------- ------------ ----------- -------------
Balance at December 31,
 1995...................   $ (11)        --   $--     $  --        $ --        $   --      $    --       $   --
Contribution of
 capital................     750         --    --        --          --            --           --           --
Net loss................    (712)        --    --        --          --            --           --           --
                           -----
Balance at December 31,
 1996...................      27         --    --        --          --            --           --           --
Contribution of
 capital................     192         --    --        --          --            --           --           --
Distribution............     (50)        --    --        --          --            --           --           --
LLC loss from January 1,
 1997 through March 17,
 1997...................     (23)        --    --        --          --            --           --           --
Conversion of members'
 capital to Series A
 preferred and common
 stock..................    (146)  5,000,000     5       --          --            --        (1,049)      (1,044)
Stock options exercised
 with note receivable...     --      618,500     1       185        (186)          --           --           --
Deferred stock-based
 compensation...........     --          --    --      1,809         --         (1,809)         --           --
Amortization of deferred
 stock-based
 compensation...........     --          --    --        --          --            151          --           151
Net loss................     --          --    --        --          --            --        (2,429)      (2,429)
                           -----   ---------  ----    ------       -----       -------     --------      -------
Balance at December 31,
 1997...................     --    5,618,500     6     1,994        (186)       (1,658)      (3,478)      (3,322)
Interest on stockholder
 notes..................     --          --    --        --          (15)          --           --           (15)
Stock options
 exercised..............     --        2,656   --          1         --            --           --             1
Warrants to purchase
 Series A preferred
 stock..................     --          --    --         64         --            --           --            64
Deferred stock-based
 compensation...........     --          --    --      1,918         --         (1,918)         --           --
Amortization of deferred
 stock-based
 compensation...........     --          --    --        --          --            844          --           844
Net loss................     --          --    --        --          --            --        (4,356)      (4,356)
                           -----   ---------  ----    ------       -----       -------     --------      -------
Balance at December 31,
 1998...................     --    5,621,156     6     3,977        (201)       (2,732)      (7,834)      (6,784)
Interest on stockholder
 notes (unaudited)......     --                --        --           (7)          --           --            (7)
Stock options exercised
 (unaudited)............     --      246,236   --        164         --            --           --           164
Warrants to purchase
 Series B preferred
 stock (unaudited)......     --          --    --        147         --            --           --           147
Repurchase of Series A
 preferred stock
 (unaudited)............     --          --    --        --          --            --          (146)        (146)
Deferred stock-based
 compensation
 (unaudited)............     --          --    --      1,768         --         (1,768)         --           --
Amortization of deferred
 stock-based
 compensation
 (unaudited)............     --          --    --        --          --            563          --           563
Net loss (unaudited)....     --          --    --        --          --            --        (3,555)      (3,555)
                           -----   ---------  ----    ------       -----       -------     --------      -------
Balance at June 30, 1999
 (unaudited)............   $ --    5,867,392  $  6    $6,056       $(208)      $(3,937)    $(11,535)     $(9,618)
                           =====   =========  ====    ======       =====       =======     ========      =======


                See accompanying notes to financial statements.

                          DIGITAL INSIGHT CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                           Year Ended            Six Months
                                           December 31,        Ended June 30,
                                      -----------------------  ----------------
                                      1996    1997     1998     1998     1999
                                      -----  -------  -------  -------  -------
                                                                 (unaudited)
Cash flows from operating
 activities:
  Net loss..........................  $(712) $(2,452) $(4,356) $(1,643) $(3,555)
  Adjustments to reconcile net loss
   to net cash used in operating
   activities:
  Depreciation and amortization.....     59      166      587      307      488
  Amortization of debt issuance
   cost.............................    --       --        20        8       26
  Amortization of deferred stock-
   based compensation...............    --       151      844      249      563
  Interest income on stockholder
   notes............................    --       --       (15)      (7)      (7)
  Net loss from sale of property and
   equipment........................    --       --        33      --       --
  Changes in operating assets and
   liabilities:
   Accounts receivable..............    (50)    (654)     410      360     (613)
   Tax refund receivable............    --       (73)     --       --       --
   Accumulated implementation
    costs...........................    (28)     (43)     (64)     (27)     (29)
   Other assets.....................     (6)     (36)     (18)     (27)    (256)
   Deposits.........................    --      (240)     --       (36)      71
   Accounts payable.................    (38)     582     (373)      46      631
   Accrued compensation and related
    benefits........................     72       12      451       28      386
   Deferred revenue.................    232      779      251      (74)     442
   Other accruals...................      3      341      119        8      513
                                      -----  -------  -------  -------  -------
  Net cash used in operating
   activities.......................   (468)  (1,467)  (2,111)    (808)  (1,340)
                                      -----  -------  -------  -------  -------
Cash flows used in investing
 activities:
  Proceeds from sale of assets......    --       --        29      --       --
  Acquisition of property and
   equipment........................   (254)    (488)  (1,774)  (1,254)    (970)
  Acquisition of customer base......    --      (280)     --       --       --
                                      -----  -------  -------  -------  -------
  Net cash used in investing
   activities.......................   (254)    (768)  (1,745)  (1,254)    (970)
                                      -----  -------  -------  -------  -------
Cash flows provided by financing
 activities:
  Principal payments on lease
   obligations......................    --       --      (273)    (157)    (116)
  Distribution......................    --       (50)     --       --       --
  Contribution of capital...........    750      --       --       --       --
  Issuance of common stock..........    --       --         1      --       --
  Proceeds from exercise of stock
   options..........................    --       --       --       --       164
  Proceeds from issuance of Series A
   preferred stock..................    --     3,143      --       --       --
  Proceeds from issuance of Series B
   preferred stock..................    --       --     8,000    8,000      --
  Proceeds from issuance of Series C
   preferred stock..................    --       --       --       --     8,403
  Repurchase of Series A preferred
   stock............................    --       --       --       --      (146)
                                      -----  -------  -------  -------  -------
  Net cash provided by financing
   activities.......................    750    3,093    7,728    7,843    8,305
                                      -----  -------  -------  -------  -------
Net increase in cash................     28      858    3,872    5,781    5,995
                                      -----  -------  -------  -------  -------
Cash and cash equivalents, beginning
 of period..........................    --        28      886      886    4,758
                                      -----  -------  -------  -------  -------
Cash and cash equivalents, end of
 period.............................  $  28  $   886  $ 4,758  $ 6,667  $10,753
                                      =====  =======  =======  =======  =======
Supplementary disclosures of cash
 flow information:
  Cash paid during the year for
   interest.........................  $ --   $   --   $    12  $     3  $    20
  Non-cash financing activities:
  Capital lease obligations
   incurred.........................    --       133      293      --       896
  Series A warrants issued in
   conjunction with capital lease...    --       --        64       64      --
  Series B warrants issued in
   conjunction with capital lease...    --       --       --       --       147
  Conversion of members' capital to
   Series A
   preferred and common stock.......    --     1,305      --       --       --
  Notes receivable from
   stockholders.....................    --       186      --       --       --

                See accompanying notes to financial statements.

                          DIGITAL INSIGHT CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. The Company and Summary Significant Accounting Policies

  The Company

  Digital Insight Corporation (the "Company"), incorporated in March 1997, provides real time Internet banking services to credit unions, small to mid-sized banks and savings and loans. Its Internet banking services include home banking for individual customers, business banking for commercial customers, a target marketing program to increase financial services to end users, and customized web site design and implementation services. Substantially all of the Company's revenues are derived from these services.

  The Company originally operated as Digital Insight LLC, a Minnesota limited liability company, which was formed in July 1995. On March 18, 1997, all members of Digital Insight LLC, converted their members' capital balances to shares of Series A mandatorily redeemable convertible preferred and common stock of Digital Insight Corporation, a Delaware corporation, in accordance with the Member Control Agreement (Note 6).

  Cash and cash equivalents

  Cash and cash equivalents consist of cash, money market funds, and other highly liquid investments with maturities of three months or less at the date of original purchase. The carrying value of these instruments approximates fair value.

  Property and equipment

  Property and equipment are stated at cost, less accumulated depreciation. Assets held under capital leases are recorded at the present value of the minimum lease payments at lease inception. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years.

  Use of estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  Revenue recognition

  Recurring fees are recognized as services are provided, and relate to the number of end-users or end-user transactions and for hosting and maintaining web sites. One-time implementation fees consist of salaries for implementation personnel and fees for third parties, including bill payment and data processing vendors. These fees are recognized upon completion of implementation and customer approval. Implementation generally occurs over a two to four month period. Costs and related revenues are deferred on the balance sheet until that time. Accumulated implementation costs consist primarily of salaries for implementation personnel in advance of related billings. Losses on implementation, if any, are recognized in the period when such losses are identified.

  Income taxes

  The Company accounts for income taxes under the liability method. Deferred income tax assets are provided for as temporary differences between financial and income tax reporting. The Company has not recorded any deferred tax assets or liabilities prior to the recapitalization, since Digital Insight LLC was a limited liability company treated as a partnership for federal and Minnesota income tax purposes. As a result, prior to March 18, 1997, federal and Minnesota income tax attributes passed to the Digital Insight LLC members.

  Stock-based compensation

  Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans based on the fair market value of options granted. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles

                          DIGITAL INSIGHT CORPORATION

Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation for stock options is measured as the excess, if any, of the fair market value of the Company's stock price at the date of grant as determined by the Board of Directors over the amount an employee must pay to acquire the stock.

  Net loss per share

  The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share," and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. Shares of common stock issued in connection with the conversion of members' capital (Note 6) have been considered outstanding for all periods presented. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of common stock subject to repurchase rights and incremental shares of common stock issuable upon the exercise of stock options and warrants and upon conversion of Series A and B mandatorily redeemable convertible preferred stock.

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common shares issued in each of the periods presented for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No such shares have been issued.

  The following table sets forth the computation of basic and dilutive net loss per share for the years indicated (in thousands, except share and per share data):

                                                            Year Ended
                                                           December 31,
                                                          1997        1998
                                                       ----------  ----------
   Net loss........................................... $   (2,452) $   (4,356)
                                                       ==========  ==========
     Weighted average shares..........................  5,000,000   5,348,183
     Weighted average unvested common shares subject
      to repurchase...................................        --     (239,739)
                                                       ----------  ----------
   Denominator for basic and diluted calculation......  5,000,000   5,108,444
                                                       ==========  ==========
   Net loss per share:
     Basic and diluted................................ $     (.49) $     (.85)
                                                       ==========  ==========

  The following table sets forth common stock equivalents that are not included in the diluted net loss per share calculation above because to do so would be antidilutive for the periods indicated:

                                                                Year Ended
                                                               December 31,
                                                              1997      1998
                                                            --------- ---------
   Weighted average effect of common stock equivalents:
     Series A mandatorily redeemable convertible preferred
      stock...............................................  1,307,736 1,645,944
     Series B mandatorily redeemable convertible preferred
      stock...............................................        --  1,958,075
     Warrants.............................................        --     21,065
     Unvested common shares subject to repurchase.........        --    239,739
     Employee stock options...............................    439,923 1,086,292
                                                            --------- ---------
                                                            1,747,658 4,951,115
                                                            ========= =========

                          DIGITAL INSIGHT CORPORATION

  Pro forma net loss per share (unaudited)

  Pro forma net loss per share for the year ended December 31, 1998 and the six months ended June 30, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's mandatorily redeemable convertible Series A, Series B, and Series C mandatorily convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1998, or at date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic net loss per share of 3,604,019 and 4,119,183 for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. Pro forma diluted net loss per share is computed using the pro forma weighted average number of common and common equivalent shares outstanding. Pro forma common equivalent shares, composed of common stock subject to repurchase and incremental common shares issuable upon the exercise of stock options and warrants, are excluded from diluted net loss per share as they are antidilutive.

  Pro forma stockholder's equity (unaudited)

  Effective upon the closing of this Offering, the outstanding shares of mandatorily redeemable convertible preferred stock will automatically convert into 4,775,455 shares of common stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma balance sheet at June 30, 1999.

  Interim financial information (unaudited)

  The accompanying interim financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the annual audited financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position as of June 30, 1999 and its results of operations and its cash flows for the six months ended June 30, 1998 and 1999. The results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

  Intangible assets

  Intangible assets include a non-compete agreement and an acquired customer base. The non-compete agreement is being amortized over the term of the agreement, which is two years. The acquired customer base is being amortized over one year. All intangibles are amortized using the straight-line method.

  Long-lived assets

  In 1997, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of." The statement requires the recognition of an impairment loss on a long-lived asset including the customer base held for use when events and circumstances indicate that the estimate of undiscounted future cash flows expected to be generated by the asset are less than its carrying amount.

  Fair value of financial instruments

  The Company's financial instruments include cash, accounts receivable, accumulated implementation costs, deposits and other assets, accounts payable, accrued and other current liabilities. The carrying value of these

                          DIGITAL INSIGHT CORPORATION
financial instruments approximates fair value due to their short-term nature. The mandatorily redeemable convertible preferred stock is carried at its respective redemption price as such stock is not traded in the open market and a market price is not readily available.

  Concentration of credit risk

  The market for Internet banking in the United States, in which the Company operates, is characterized by rapid technological developments, frequent new product introductions and changes in end user requirements. The Company's future success will depend on its ability to develop, introduce and market enhancements to its existing products and services, to introduce new products and services in a timely manner which meet customer requirements and to respond to competitive pressures and technological advances. Further, the emergence of new industry standards, whether through adoption by official standards committees or widespread use by financial institutions or other financial institution data processing vendors, could require the Company to redesign its products and services.

  During the years ended December 31, 1996, 1997 and 1998, and the six months ended June 30, 1999 (unaudited), no customer accounted for more than 10% of net revenues or net accounts receivable.

  The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary, but generally does not require collateral. Management believes that any risk of loss is significantly reduced due to the number of its customers and geographic sales areas. The Company maintains a provision for potential credit losses, and write-offs of accounts receivable were insignificant during the years ended December 31, 1996, 1997 and 1998, and for the six months ended June 30, 1999.

  The Company from time to time maintains a substantial portion of its cash and cash equivalents in money market accounts with one financial institution. The Company has not experienced any significant losses on its cash equivalents.

  New accounting standards

  In 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." This statement, which was adopted effective January 1, 1998, did not have a significant impact on the financial statements.

  Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company operates in one business segment: developing, marketing, implementing and supporting Internet banking solutions for community financial institutions throughout the United States. The Company identifies its operating segments based on business activities, management responsibility and geographical location. During the years ended December 31, 1996, 1997 and 1998, the Company operated in a single business segment providing Internet banking services to credit unions, small to mid-sized banks and savings and loans, primarily in the United States.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company will adopt the provisions of SOP 98-1 in its fiscal year ending December 31, 1999, and does not expect such adoption to have a material effect on the Company's financial statements.

                       DIGITAL INSIGHT CORPORATION

2. Related Party Transactions

  The Company paid royalties totaling $0, $37,000 and $162,000 during 1996, 1997 and 1998, respectively, to a business partner who is also a stockholder.

  The Company paid $60,000, $169,000 and $0 in 1996, 1997 and 1998, respectively, to a business partner, who is also a stockholder, for employee medical benefits coverage under the affiliates plan, accounting services, payroll and related expenses, and rent.

3. Property and Equipment

  Property and equipment includes the following (in thousands):

                                                    December 31,     June 30,
                                                    --------------  -----------
                                                     1997    1998      1999
                                                    ------  ------  -----------
                                                                    (unaudited)
Leasehold improvements............................. $  --   $  282    $   299
Data processing equipment..........................    849   2,128      3,903
Furniture and fixtures.............................    186     597        673
                                                    ------  ------    -------
                                                     1,035   3,007      4,875
Less accumulated depreciation and amortization.....   (246)   (654)    (1,099)
                                                    ------  ------    -------
                                                    $  789  $2,353    $ 3,776
                                                    ======  ======    =======

  Assets acquired under capitalized lease obligations are included in property and equipment and totaled $133,000, $213,000, and $705,000 (unaudited) with related accumulated amortization of $16,000, $85,000, and $896,000 (unaudited) at December 31, 1997, December 31, 1998, and June 30, 1999, respectively.

4. Acquisition

  On August 18, 1997, the Company acquired the customer base of RJE Internet Services, Inc. ("RJE"). RJE develops, hosts and maintains web sites. The acquisition of this customer base was accounted for as a purchase. The results of operations and cash flows of the acquisition have been included from the date of the acquisition of the customer base. The purchase price of the customer base totaled $100,000 plus $180,000 for a covenant not to compete. The accumulated amortization of the customer base was $42,000 at December 31, 1997. The customer base was fully amortized at December 31, 1998. Accumulated amortization of the covenant not to compete totaled $38,000 and $128,000 at December 31, 1997 and 1998, respectively.

5. Income Taxes

  Prior to March 18, 1997, Digital Insight was a limited liability company that was treated as a partnership for federal and Minnesota income tax purposes. As a result, all federal and Minnesota tax matters for Digital Insight LLC, prior to March 18, 1997, are the responsibility of the members.

  As of December 31, 1997 and 1998, the Company had net operating loss carry-forwards for federal and state purposes of $2,429,000 and $6,785,000, respectively. Federal and state net operating loss carry-forwards expire in the years 2012 and 2005, respectively.

  Given its history of operating losses, the Company has recorded a full valuation allowance against its deferred tax assets generated from operating losses because it is more likely than not that the deferred tax benefits will not be utilized. Accordingly, the accompanying statements of operations include no benefit for income taxes.

                          DIGITAL INSIGHT CORPORATION

  The components of the Company's deferred taxes are (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
   Net operating loss carryforwards........................... $   829  $ 2,093
   Research credit carryforwards..............................     155      392
   Stock compensation.........................................      60      398
   Other......................................................      63      171
                                                               -------  -------
   Gross deferred tax assets..................................   1,107    3,054
                                                               -------  -------
   Gross deferred tax liabilities.............................     --       --
                                                               -------  -------
   Net deferred tax assets....................................   1,107    3,054
                                                               -------  -------
   Deferred tax asset valuation allowance.....................  (1,107)  (3,054)
                                                               -------  -------
   Deferred tax assets........................................ $   --   $   --
                                                               =======  =======

6. Mandatorily Redeemable Convertible Preferred Stock


  Mandatorily redeemable convertible preferred stock consists of the following:

                            December 31,
            ---------------------------------------------     June 30, 1999
                     1997                   1998               (Unaudited)
            ---------------------- ---------------------- ----------------------
                       Issued and             Issued and             Issued and
            Authorized Outstanding Authorized Outstanding Authorized Outstanding
            ---------- ----------- ---------- ----------- ---------- -----------
Series A..  1,668,166   1,645,944  1,668,166   1,645,944  1,668,166   1,625,944
Series B..    763,450         --   2,305,475   2,305,475  2,334,294   2,305,475
Series C..         --         --         --          --     844,036     844,036
            ---------   ---------  ---------   ---------  ---------   ---------
            2,431,616   1,645,944  3,973,641   3,951,419  4,846,496   4,775,455
            =========   =========  =========   =========  =========   =========

  The Company's mandatorily redeemable convertible preferred stockholders have the option to require the Company to repurchase all of the preferred shares upon written request (election) of at least 60% of the outstanding shares of preferred holders. The shares shall be redeemed on the earlier of February 28, 2002 or 180 days following the date of the election. Shares are to be redeemed from any source of funds legally available at the redemption price of $2.70 per share of Series A preferred stock, $3.47 per share of Series B preferred stock or $10.00 per share of Series C preferred stock, as originally issued, plus all declared but unpaid dividends, if any, through the redemption date.

  Effective on the incorporation and Member Control Agreement date, March 18, 1997, Digital Insight LLC converted its members' capital balances to shares of Series A preferred stock and common stock in accordance with the Member Control Agreement. As a result, 481,500 and 5,000,000 shares of Series A preferred stock and common stock, respectively, were issued.

                          DIGITAL INSIGHT CORPORATION

  In March 1997, the Company issued 1,164,444 shares of Series A preferred stock for $2.70 per share. In February 1998, the Company issued 2,305,475 shares of Series B preferred stock for $3.47 per share. In May 1999, the Company issued 844,036 shares of Series C preferred stock for $10.00 per share.

  Dividend rights

  Dividends shall be paid, when and if declared by the Board of Directors, at the rate of $0.24, $0.31, and $0.90 per share of the outstanding Series A, Series B and Series C preferred stock, respectively, and shall be payable out of funds legally available. No dividends have been declared to date.

  Liquidation

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A, Series B, and Series C preferred stock will be entitled to be paid, before any payment shall be made to the common shareholders, an amount in cash or property equal to the sum of $2.70 per share of Series A preferred stock, $3.47 per share of Series B preferred stock and $10.00 per share of Series C preferred stock, plus all accrued but unpaid dividends.

  Conversion right

  Each share of preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance, into one share of common stock, subject to adjustment. The preferred shares will automatically convert into shares of common stock, at the then-applicable conversion price, upon the closing of an underwritten public offering of the Company's common shares at a price of not less than $8.68 per share and from which the gross proceeds to the Company are not less than $20.0 million.

  Voting rights

  The holders of the preferred shares are entitled to the number of votes to which they would be entitled if the preferred shares were converted into common shares.

7. Notes Receivable from Stockholders

  Effective October 23, 1997, under the Company's 1997 Stock Plan (the "Option Plan"), two officers of the Company exercised their options to purchase 309,250 shares each, of the Company's common stock. In consideration, each officer executed a note payable to the Company for $93,000. The note is payable at the earlier of ten years from the date of execution or 30 days after termination. Interest is being charged at the rate of 7% per annum. Interest income realized in 1998 and for the six months ended June 30, 1999 on the loans was $15,000 and $7,000, (unaudited) respectively. The officers have the option to prepay all or any portion of the principal or interest without penalty.

8. Preferred Stock Warrants

  In March 1997, the Company issued warrants to purchase 763,450 shares of Series B preferred stock at an exercise price of $3.93 per share in conjunction with the issuance of 1,111,100 shares of Series A preferred stock. The warrants expired without being exercised on January 31, 1998.

  On January 31, 1998, the Company issued a warrant to purchase 22,222 shares of Series A preferred stock, at $2.70 per share, to a leasing company in connection with the Company obtaining certain leases which were accounted for as capitalized leases. The warrant issued is exercisable for a period of
(i) four years or (ii) two

                          DIGITAL INSIGHT CORPORATION
years from the effective date of the Company's initial public offering, whichever is shorter. The value of the warrant using the Black-Scholes option pricing model totaled $64,000. This value was recorded as capital lease issue costs and is being amortized as additional interest costs over the three year life of the capitalized leases. Accordingly, the Company has recorded additional interest expense of $20,000 and $10,000 (unaudited) at December 31, 1998 and June 30, 1999, respectively. The Company has reserved 22,222 shares of Series A preferred stock for the exercise of this warrant. The warrant was outstanding at December 31, 1998.

9. 1997 Stock Plan

 The Company's 1997 Stock Plan (the "Plan") was approved by the Board of Directors on August 11, 1997. Under the Plan, the maximum aggregate number of shares which may be optioned and sold is 1,500,000 shares of common stock, subject to adjustments upon changes in capitalization or merger. In February 1998, the Company adopted, and the Board of Directors and stockholders approved, a resolution to increase the aggregate number of shares reserved for options to 2,500,000 shares. Incentive and non-statutory stock options may be granted to employees, and non-statutory stock options may be granted to directors and consultants. Generally options granted under the Plan are fully exercisable on and after the date of grant. Shares generally vest in monthly installments over four years following the date of grant (as determined by the Board of Directors), subject to the optionee's continuous service. However, for first time grants, the initial vesting shall occur twelve months from the vesting start date, at which time 25% of the shares will be vested. The remaining shares are vested monthly over the remaining three years. Options expire ten years from the date of grant with the exception of an incentive stock option granted to an optionee who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, in which case the term of the option shall be five years. An option shall generally terminate three months after termination of employment. Options are generally granted at a fair market value determined by the Board of Directors subject to the following:

  (a) With respect to options granted to an employee or service provider who, at the time of this grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the per share exercise price shall be no less than 110% of the fair market value on the date of the grant.

  (b) With respect to options granted to any employee or service provider other than described in the preceding paragraph, the exercise price shall be no less than 100% for incentive stock options and 85% for non-statutory stock options of the fair market value on the date of the grant.

  Stock option activity under the Plan was as follows:

                                                                    Exercise
                                                        Options     Price Per
                                                      Outstanding     Share
                                                      ----------- -------------
   Granted..........................................   1,210,500  $        0.30
   Canceled.........................................     (44,500) $        0.30
   Exercised........................................    (618,500) $        0.30
                                                       ---------  -------------
   Balance December 31, 1997........................     547,500  $        0.30

   Granted..........................................     996,000  $0.30 - $1.00
   Canceled.........................................    (104,640) $0.30 - $0.50
   Exercised........................................      (2,656) $        0.30
                                                       ---------  -------------
   Balance December 31, 1998........................   1,436,204  $0.30 - $1.00

   Granted (unaudited)..............................     705,535  $1.75 - $9.00
   Canceled (unaudited).............................     (55,492) $0.30 - $9.00
   Exercised (unaudited)............................    (246,236) $0.30 - $1.75
                                                       ---------  -------------
   Balance June 30, 1999 (unaudited)................   1,840,011  $0.30 - $9.00
                                                       =========  =============

                          DIGITAL INSIGHT CORPORATION

                          Options Outstanding                           Options Exercisable
   -------------------------------------------------------------------------------------------
                                 Weighted-Average
                               Remaining Contractual Weighted Average         Weighted-Average
    Exercise Prices   Shares        Life (Years)      Exercise Price  Shares   Exercise Price
    ---------------  --------- --------------------- ---------------- ------- ----------------
         $0.30         388,721          8.2               $0.30       129,077      $0.30
         $0.50         190,795          9.0               $0.50        23,410      $0.50
         $1.00         575,000          9.3               $1.00           --
         $1.75         113,960          9.6               $1.75         5,414      $1.75
         $2.25         401,285          9.7               $2.25           --
         $9.00         170,250          9.8               $9.00         1,674      $9.00
                     ---------          ---               -----       -------      -----
      $0.30-$9.00    1,840,011          9.2               $1.86       159,575      $0.47
                     =========          ===               =====       =======      =====

  On March 17, 1997, the Board of Directors approved and the Company entered into a stock option agreement (the "Agreement") with an officer of the Company. The Company reserved 106,700 shares of Series A preferred stock for issuance upon the exercise of options at an exercise price of $2.70. These options expired on March 28, 1997. Prior to the expiration of these options, 53,350 shares were exercised for an aggregate purchase price of $145,000. Had compensation cost for these options granted been determined using the Black-Scholes option pricing model under SFAS No. 123, the difference between the Company's net loss as reported and as adjusted for the compensation cost for the year ended December 31, 1997 would have been insignificant.

  The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" to account for its employee stock option plans. Under APB No. 25, when the exercise price of the Company's employee stock options equals or exceeds the fair value price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements. The Company granted options at exercise prices based upon the fair value of the underlying stock as determined by its Board of Directors. Subsequently, it was determined that the Company had granted options in 1997, 1998 and the six months ended June 30, 1999 at exercise prices that were below the fair value price of the underlying stock. Accordingly, the Company has recorded deferred stock-based compensation of $1,809,000, $1,918,000 and $1,768,000 (unaudited) in the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999, respectively, based upon the intrinsic value of the options at the grant date. The deferred stock-based compensation is being amortized to expense over the vesting periods of the underlying options which is generally four years.

  The fair value of each option grant is estimated on the date of grant using the minimum value method as prescribed in SFAS 123. Assumptions used for options granted during the year ended December 31, 1997 and 1998 were a risk-free interest rate of 5.9% to 6.2%, and 4.6% to 5.8%, respectively, and a weighted-average expected option term of four years.

  The stock-based compensation cost associated with the Company's stock-based compensation plan, determined using the minimum value method prescribed by SFAS No. 123, did not result in a material difference from the reported net loss for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1998 and 1999 (unaudited).

  The minimum value method requires input of highly subjective assumptions, changes in which could materially affect the fair value estimate. In addition, the minimum value method is only allowed for non-public entities as public entities are required to include an expected volatility factor in addition to the factors described above. As a result, the effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures of future years.

                          DIGITAL INSIGHT CORPORATION

10. Employee Benefits

  Effective September 1, 1998, the Company adopted a Defined Contribution Profit Sharing Plan. This plan includes a 401(k) salary deferral plan. All employees are eligible to participate in the plan after six months of continued service. Contributions to the 401(k) are in the form of employee-salary deferrals which are not subject to employer-matching contributions.

11. Commitments and Contingencies

  The Company leases its facilities and certain equipment under noncancelable operating leases. Rent expense under the operating leases was $46,000, $71,000 and $174,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

  Future minimum lease payments under all noncancelable capitalized and operating leases are as follows (in thousands):

   Year Ended December 31,                                     Capital Operating
   -----------------------                                     ------- ---------
   1999.......................................................  $ 80    $  321
   2000.......................................................    80       401
   2001.......................................................    11       419
   2002.......................................................   --        438
   2003.......................................................   --        219
                                                                ----    ------
   Total minimum lease payments...............................   171    $1,798
                                                                        ======
   Amounts representing interest..............................    18
                                                                ----
   Present value of capitalized lease obligations.............   153
   Less: current portion......................................    71
                                                                ----
   Noncurrent portion of capitalized lease obligations........  $ 82
                                                                ====

  In December 1997, the Company entered into a Business Continuity Services Master Agreement, which provides backup capability. The agreement is for a term of five years with monthly payments of $6,000. Future minimum payments under the agreement are $71,000 for each of the five years beginning 1998 through 2002.

12. Subsequent Events

  In January 1999, the Company entered into an Internet Data Center Services Agreement to obtain redundant data center capabilities. The initial term of the agreement is for one year and will automatically renew for additional one year terms. Minimum payments under the agreement are $31,000 per month through the initial term ending February 2000.

  On March 1, 1999, the Company entered into a Master Lease Agreement (the "Agreement") with a leasing company. The Agreement provides a line of credit of $2,000,000 for capital equipment purchases with an additional $500,000 based upon attaining revenue targets. As a condition to the lessor for entering into the Agreement, the Company issued a warrant to purchase 28,819 shares of Series B preferred stock at $3.47 per share. The warrant issued is exercisable for a period of seven years. The value of the warrant using the Black-Scholes option pricing model totaled $147,000. This value is being recorded as capital lease issue costs and is being amortized as additional interest costs over the three year life of the capitalized leases. As of May 13, 1999, the Company purchased approximately $493,000 of capital equipment under the lease.

  On March 30, 1999, the Board of Directors and stockholders approved a resolution to increase the aggregate number of shares of common stock reserved for options under the Company's 1997 Stock Plan to 3,000,000 shares.

                          DIGITAL INSIGHT CORPORATION

  In May 1999, the Company completed the private placement of 844,036 shares of its Series C mandatorily redeemable convertible preferred stock at a price per share of $10.00. Dividends shall be paid, when and if declared by the Board of Directors, at the rate of $0.89 per share. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series C preferred stock will be entitled to be paid, before any payments shall be made to common stockholders, an amount in cash or property equal to the sum of $10.00 per share. The Series C preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance, into one share of common stock, subject to adjustment. The Series C preferred stock is mandatorily redeemable and will automatically convert into shares of common stock on the same terms as the Series A and B mandatorily redeemable convertible preferred stock.

13. Subsequent Events (unaudited)

  On June 21, 1999, the Board of Directors approved a resolution to increase the number of shares of authorized common stock to 100,000,000 shares. Additionally, the Board of Directors approved the creation of an undesignated class of authorized preferred stock consisting of 5,000,000 shares.

  On June 21, 1999, the Board of Directors approved a resolution to adopt the 1999 Stock Plan and reserved 1,500,000 shares of the Company's common stock for issuance under this plan.

  On June 21, 1999, the Board of Directors approved a resolution to adopt the 1999 Employee Stock Purchase Plan and reserved 300,000 shares of the Company's common stock to be reserved for issuance under this plan.

  On June 29, 1999, the Company repurchased 20,000 shares of Series A mandatorily redeemable convertible preferred stock at $10.00 per share from a former executive officer.

[Artwork incorporating multiple squares in shades of blue, green and black as a background to a rectangular box in the lower right corner of the page which contains, on the left, Digital Insight's logo and, on the right, the words "Digital Insight." Beneath this box appear the words "Beyond Internet Banking." Near the top of the page appears text containing Digital Insight's address, telephone and fax numbers, and its website.]

                           [LOGO OF DIGITAL INSIGHT]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                       Amount
                                                                     To Be Paid
                                                                     ----------
SEC Registration Fee................................................ $   16,541
NASD Fee............................................................      6,450
Nasdaq National Market Listing Fee..................................     88,500
Legal Fees and Expenses.............................................    350,000
Accounting Fees and Expenses........................................    250,000
Printing............................................................    250,000
Transfer Agent Fees.................................................     10,000
Miscellaneous.......................................................    128,509
                                                                     ----------
  Total............................................................. $1,100,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

  As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as a director. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (1) the Registrant is required to indemnify its directors and executive officers and persons serving in these capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (2) the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (3) the rights conferred in the Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (4) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to the directors, executive officers and employees who benefit from these protections.

  The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, these indemnity agreements provide that parties to the indemnification agreements will be indemnified to the fullest possible extent not prohibited by law against any and all expenses such as federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under the indemnification agreement, judgments, fines, penalties and amounts paid in settlement, as long as the settlement is approved in advance by Digital Insight, which approval shall not be unreasonably withheld, actually and reasonably incurred in relation to the Indemnitee's position as a director, officer, employee, agent or fiduciary of the Registrant, or any subsidiary of the Registrant, or in relation to the Indemnitee's service at the request of the Registrant as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or in relation to Indemnitee's action or inaction while serving in such a capacity. Digital Insight will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, counterclaim or crossclaim, except with respect to proceedings specifically authorized by Digital

Insight's Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, Digital Insight's Bylaws or any statute or law. Under the agreements, Digital Insight is not obligated to indemnify the indemnified party (1) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in that proceeding was not made in good faith or was frivolous; (2) for any amounts paid in settlement of a proceeding unless Digital Insight consents to the settlement; (3) with respect to any proceeding brought by Digital Insight against the indemnified party for willful misconduct, unless a court determines that each of the claims was not made in good faith or was frivolous; (4) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of Digital Insight under the provisions of (S) 16(b) of the Securities Exchange Act of 1934 and related laws; (5) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (6) an account of any conduct from which the indemnified party derived an improper personal benefit; (7) on account of conduct the indemnified party believed to be contrary to the best interests of Digital Insight or its stockholders; (8) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to Digital Insight or its stockholders; or (9) if a final decision by a court having jurisdiction in the matter shall determine that the indemnification is not lawful.

  The indemnification provision in the Certificate of Incorporation, Bylaws and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the 1933 Act.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                         Exhibit
Document                                                                 Number
--------                                                                 -------
Form of Underwriting Agreement.........................................    1.1
Second Amended and Restated Certificate of Incorporation of
 Registrant............................................................    3.1
Form of Restated Certificate of Incorporation of Registrant to be filed
 upon closing of the offering..........................................    3.2
Amended and Restated Bylaws of Registrant, as amended..................    3.3
Form of Indemnification Agreement to be entered into by the Registrant
 with each of its directors and executive officers.....................   10.1

Item 15. Recent Sales of Unregistered Securities

  During the past three years, the Registrant has issued and sold the following securities:

  (a) During the past three years, the Registrant sold an aggregate of 867,392 shares of unregistered common stock to directors, officers, employees, former employees and consultants at prices ranging from $.30 to $1.75 per share, for aggregate cash consideration of $349,932.20. These shares were sold pursuant to the exercise of options granted by the Board. As to each director, officer, employee, former employee and consultant of the Registrant who was issued these securities, the Registrant relied upon Rule 701 of the Securities Act of 1933, as amended (the "Securities Act"). Each of these persons purchased securities of the Registrant under a written contract between that person and the Registrant. In addition, the Registrant met the conditions imposed under Rule 701(b).

  (b) On March 18, 1997, the Registrant issued 5,000,000 shares of common stock and 481,500 shares of Series A Preferred Stock to a limited liability company in consideration for the transfer of all of the tangible and intangible assets of that limited liability company. The Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares. All of these shares have subsequently been distributed by the limited liability company to its members.

  (c) On March 20, 1997, the Registrant sold in the aggregate (i) 1,111,100 shares of unregistered Series A Preferred Stock at a price per share of $2.70 and (ii) warrants to purchase up to 763,450 shares of Series B Preferred Stock, to two investors for aggregate cash consideration of $2,999,970. The Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares.

  (d) On March 27, 1997, the Registrant sold 53,350 shares of unregistered Series A Preferred Stock at a price per share of $2.70 to one investor for aggregate cash consideration of $144,045. The Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares.

  (e) On October 23, 1997, the Registrant sold 618,500 shares of unregistered common stock at a price per share of $0.30 to two officers for aggregate consideration of $185,550. These shares were sold under a restricted stock purchase agreement between the Registrant and each officer following the exercise of a stock purchase right. The purchasers of the shares paid the aggregate consideration in the form of full-recourse promissory notes bearing interest at 7.0% per year. The Registrant relied upon Rule 701 of the Securities Act in connection with the sale of these shares.

  (f) On January 31, 1998, the Registrant issued a warrant to purchase up to 22,222 shares of unregistered Series A Preferred Stock at a price per share of $2.70 in connection with an equipment leasing transaction. This issuance was made in reliance upon Section 4(2) of the Securities Act.

  (g) On February 27, 1998, the Registrant sold in the aggregate 2,305,475 shares of unregistered Series B Preferred Stock at a price per share of $3.47 to three investors for aggregate cash consideration of $7,999,998.25. The Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares.

  (h) On February 1, 1999, the Registrant issued a warrant to purchase up to 28,819 shares of unregistered Series B Preferred Stock at a price per share of $3.47 in connection with an equipment leasing transaction. This issuance was made in reliance upon Section 4(2) of the Securities Act.

  (i) On February 3, 1999, the Registrant sold 115,000 shares of unregistered common stock at a price per share of $1.00 to an officer for aggregate cash consideration of $115,000. These shares were sold to such officer under the exercise of a stock purchase right. The Registrant relied upon Rule 701 of the Securities Act in connection with the sale of these shares.

  (j) On May 26, 1999, the Registrant sold in the aggregate 844,036 shares of unregistered Series C Preferred Stock at a price per share of $10.00 to 13 investors for aggregate cash consideration of $8,440,360. The Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares.

  Appropriate legends were affixed to the share certificates issued in the transactions described above. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits.

      1.1  Form of Underwriting Agreement.

      3.1* Second Amended and Restated Certificate of Incorporation of
            Registrant, as currently in effect.

      3.2* Form of Third Amended and Restated Certificate of Incorporation of
            Registrant, to be in effect upon the closing of the offering.

      3.3* Amended and Restated Bylaws of Registrant, as amended, as currently in effect.

      3.4* Form of Restated Bylaws of Registrant, to be in effect upon the closing of the offering.

      4.1  Form of Registrant's Common Stock Certificate.

      4.2*    Second Amended and Restated Rights Agreement, dated as of May 26,
               1999, between the Registrant and the parties named therein.

      4.3*    Warrant to Purchase Stock dated February 18, 1999 issued to
               Silicon Valley Bank.

      4.4     Warrant Agreement dated January 31, 1998 issued to Comdisco, Inc.

      5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation.

      10.1*   Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.

      10.2*   Stock Option Agreement dated October 13, 1998 between John Dorman and the Registrant.

      10.3*   Stock Option Agreement dated March 30, 1999 between Kevin
               McDonnell and the Registrant.

      10.4*   Stock Option Agreement dated March 30, 1999 between Stephen
               Zarate and the Registrant.

      10.5*   1997 Stock Plan and related agreements.

      10.6    1999 Stock Plan and related agreements.

      10.7*   1999 Employee Stock Purchase Plan and related agreements.

      10.8*   Commercial Office Lease by and between Arden Realty Limited
               Partnership, a Maryland Limited Partnership, and Registrant
               dated August 4, 1997.

      10.9*   Master Lease Agreement dated March 1, 1999 between Registrant and
               Silicon Valley Bank.

      10.10* Internet Data Center Services Agreement dated March 1, 1999 between Registrant and Exodus Communications, Inc.

      10.11*+ Moneyline Express (M&I) Agreement dated February 27, 1997.

      10.12   Commercial Office Sublease by and between Breath Asure, Inc., a
               California Corporation, and Registrant dated August 3, 1999.

      10.13 Stock Option Agreement dated July 28, 1999 between Mehariar Hasan and the Registrant.

      11.1*   Statement of computation of net loss per share and pro forma net loss per share (see note 1 of notes to financial statements).

      21.1*   Subsidiaries of the Registrant.

      23.1    Consent of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation (included in Exhibit 5.1).

      23.2    Consent of PricewaterhouseCoopers LLP, Independent Auditors.

      24.1*   Power of Attorney (See page II-6).

      27.1    Financial Data Schedule.

  --------

  *  Previously filed.

  + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

  (b)  Financial Statement Schedules.

    Schedule II-Valuation and Qualifying Accounts and Reserves Allowance for Doubtful Accounts

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in those denominations and registered in those names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant under the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of that issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on this 13th day of September, 1999.

                                          DIGITAL INSIGHT CORPORATION

                                                /s/ Kevin McDonnell
                                          By: _________________________________

                                                    Kevin McDonnell

                                              Vice President of Finance, Chief
                                              Financial Officer and Secretary


  Under the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----

                 *                   Chairman of the Board, Chief    September 13, 1999
____________________________________  Executive Officer and
            John Dorman               President (Principal
                                      Executive Officer)

      /s/ Kevin McDonnell            Vice President of Finance,      September 13, 1999
____________________________________  Chief Financial Officer and
          Kevin McDonnell             Secretary (Principal
                                      Financial and Accounting
                                      Officer)

                 *                   Executive Vice President and    September 13, 1999
____________________________________  Director
             Paul Fiore

                 *                   Director                        September 13, 1999
____________________________________
             John Jarve

                 *                   Director                        September 13, 1999
____________________________________
           Nader Kazeminy

                 *                   Director                        September 13, 1999
____________________________________
           James McGuire

                 *                   Director                        September 13, 1999
____________________________________
          Ofer Nemirovsky

                 *                   Director                        September 13, 1999
____________________________________
            Robert North


*By:   /s/ Kevin McDonnell

-------------------------------

       Kevin McDonnell

     (Attorney-in-fact)

                                  SCHEDULE II

                          DIGITAL INSIGHT CORPORATION

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                 (in thousands)

                                          Additions
                                            to and
                               Balance at Charges to
                               Beginning  Costs and  Deductions-  Balance at
     Year Ended December 31,   of Period   Expenses  Write-offs  End of Period
     -----------------------   ---------- ---------- ----------- -------------
   Allowance for Doubtful
    Accounts:
    1996......................   $    0     $    0       $ 0        $    0
    1997......................        0         40         0            40
    1998......................       40          1        22            19

   Deferred Tax Asset
    Valuation Allowance:
    1996......................   $    0     $    0       $ 0        $    0
    1997......................        0      1,107         0         1,107
    1998......................    1,107      1,947         0         3,054

                                 EXHIBIT INDEX

      1.1     Form of Underwriting Agreement.

      3.1*    Second Amended and Restated Certificate of Incorporation of
               Registrant, as currently in effect.

      3.2*    Form of Third Amended and Restated Certificate of Incorporation
               of Registrant, to be in effect upon the closing of the offering.

      3.3*    Amended and Restated Bylaws of Registrant, as amended, as
               currently in effect.

      3.4*    Form of Restated Bylaws of Registrant, to be in effect upon the closing of the offering.

      4.1     Form of Registrant's Common Stock Certificate.

      4.2*    Second Amended and Restated Rights Agreement, dated as of May 26,
               1999, between the Registrant and the parties named therein.

      4.3*    Warrant to Purchase Stock dated February 18, 1999 issued to
               Silicon Valley Bank.

      4.4     Warrant Agreement dated January 31, 1998 issued to Comdisco, Inc.

      5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation.

      10.1*   Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.

      10.2*   Stock Option Agreement dated October 13, 1998 between John Dorman and the Registrant.

      10.3*   Stock Option Agreement dated March 30, 1999 between Kevin
               McDonnell and the Registrant.

      10.4*   Stock Option Agreement dated March 30, 1999 between Stephen
               Zarate and the Registrant.

      10.5*   1997 Stock Plan and related agreements.

      10.6    1999 Stock Plan and related agreements.

      10.7*   1999 Employee Stock Purchase Plan and related agreements.

      10.8*   Commercial Office Lease by and between Arden Realty Limited
               Partnership, a Maryland Limited Partnership, and Registrant
               dated August 4, 1997.

      10.9*   Master Lease Agreement dated March 1, 1999 between Registrant and
               Silicon Valley Bank.

      10.10* Internet Data Center Services Agreement dated March 1, 1999 between Registrant and Exodus Communications, Inc.

      10.11*+ Moneyline Express (M&I) Agreement dated February 27, 1997.

      10.12   Commercial Office Sublease by and between Breath Asure, Inc., a
               California Corporation, and Registrant dated August 3, 1999.

      10.13 Stock Option Agreement dated July 28, 1999 between Mehariar Hasan and the Registrant.

      11.1*   Statement of computation of net loss per share and pro forma net loss per share (see note 1 of notes to financial statements).

      21.1*   Subsidiaries of the Registrant.

      23.1    Consent of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation (included in Exhibit 5.1).

      23.2    Consent of PricewaterhouseCoopers LLP, Independent Auditors.

      24.1*   Power of Attorney (See page II-6).

      27.1    Financial Data Schedule.

  --------

  *  Previously filed.

  + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.